UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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PROXY STATEMENT

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KULICKE AND SOFFA INDUSTRIES, INC.
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23A Serangoon North Avenue 5, #01-01, Singapore 554369
1005 Virginia Dr., Fort Washington, PA 19034
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
March 4, 2026

THE ANNUAL MEETING OF SHAREHOLDERS OF KULICKE AND SOFFA INDUSTRIES, INC. (the “Company” or “K&S”) will be held as a virtual meeting on Wednesday, March 4, 2026 at 1:00 PM (Singapore Time) (the “annual meeting”), for the following purposes:

1	To elect Mr. Peter T. Kong and Mr. Jon A. Olson to serve as directors until the 2027 Annual Meeting of Shareholders;

2	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 3, 2026;

3
To hold an advisory vote on the overall compensation of the Company’s named executive officers as described in the Compensation Discussion & Analysis and the accompanying tabular and narrative disclosure included herein; and

4	To transact such other business as may properly come before the annual meeting.
The board of directors has fixed the close of business on December 8, 2025 as the record date for the determination of holders of common shares entitled to notice of and to vote at the annual meeting. Only stockholders of record on December 8, 2025 are entitled to notice of and to vote at the annual meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
All shareholders are cordially invited to attend the annual meeting virtually, and the Company encourages you to vote promptly. You may vote your shares using a toll-free telephone number, over the Internet, or, if you request a paper copy of the proxy card, by signing and dating it and returning it promptly by mail.

By Order of the Board of Directors

ZI YAO LIM
Vice President, Legal Affairs
and General Counsel and Corporate Secretary
January 22, 2026

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on March 4, 2026

Our Notice of Annual Meeting, Proxy Statement for the 2026 Annual Meeting of Shareholders and 2025 Annual Report to Shareholders are enclosed and are also available at http://investor.kns.com/annuals.cfm.

23A Serangoon North Avenue 5, #01-01, Singapore 554369
1005 Virginia Dr., Fort Washington, PA 19034

PROXY STATEMENT
January 22, 2026

The enclosed proxy is solicited by the board of directors of Kulicke and Soffa Industries, Inc. (the “Company”, “K&S”, “we”, “our”). The annual meeting of shareholders of the Company will be held as a virtual meeting on Wednesday, March 4, 2026 at 1:00 PM (Singapore Time) via a live webcast on the internet at https://event.choruscall.com/mediaframe/webcast.html?webcastid=DAR07z4e (the “annual meeting”). As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), we are making our proxy statement and 2025 Annual Report to Shareholders (which includes the Company’s Annual Report on Form 10-K) (the “Annual Report”) available electronically via the Internet. On or about January 22, 2026, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and the Annual Report and how to vote. Shareholders who receive the Notice will not receive a printed copy of the proxy materials in the mail unless they so request. If you would like to receive a printed copy of the Company’s proxy materials, please follow the instructions included in the Notice. We will announce preliminary voting results at the annual meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the annual meeting, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.
Voting and Revocability of Proxies
Our board of directors has fixed the close of business on December 8, 2025 as the record date (the "record date") for determining the shareholders entitled to vote at the annual meeting. As of the record date, there were 52,332,616 of the Company’s common shares outstanding. Each common share is entitled to one vote on all matters presented at the meeting. When voting is properly authorized over the Internet or by telephone, or proxies are properly dated, executed and returned via mail, the common shares so represented will be voted at the annual meeting in accordance with the instructions of the shareholder. If no specific instructions are given on a proxy executed and returned by a shareholder of record, the common shares will be voted “FOR” the: (1) election of Mr. Peter T. Kong and Mr. Jon A. Olson as directors; (2) ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending October 3, 2026; and (3) approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in the Compensation Discussion & Analysis together with the accompanying tabular and narrative disclosure included in this proxy statement. A shareholder may revoke a proxy at any time before its use by: (a) delivering a later executed proxy or written notice of revocation to the Secretary of the Company; (b) attending the meeting virtually and giving notice of such revocation; or (c) granting a subsequent proxy by Internet or telephone. If you are a “street name” stockholder, you may revoke any prior voting instructions by contacting your broker, bank or nominee. Attendance at the annual meeting virtually does not by itself constitute revocation of a proxy.

The presence of a majority of the common shares entitled to vote at the annual meeting, represented in person or by proxy, constitutes a quorum. As of the record date, there were 52,332,616 of the Company’s common shares outstanding. Therefore, a quorum will be present if 26,166,309 of the Company’s common shares outstanding are present, in person or by proxy, representing a majority of the common shares entitled to vote as of the record date. If a quorum is present: (1) the two director nominees receiving the highest number of votes cast at the annual meeting will be elected; and (2) the affirmative vote of a majority of the total votes cast by all shareholders entitled to vote on the proposal will be required to: (i) ratify the appointment of PwC, and (ii) approve, on an advisory, non-binding basis the compensation of our named executive officers. The advisory vote to approve the compensation of our named executive officers is not binding on the Company, but we will consider the results of this advisory vote in making future decisions on our compensation policies and the compensation of our executives.
Under the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees typically have the discretion to vote such shares on routine matters, but not on non-routine matters. If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item because it is considered to be a non-routine matter, a “broker non-vote” occurs.
Under the rules governing brokers, the election of directors and the advisory vote on executive compensation are considered non-routine matters for which brokers do not have discretionary authority to vote shares held by an account holder. The ratification of our auditors is considered a routine matter. Additionally, under the applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), the advisory votes on executive compensation is also a non-routine matter for which brokers do not have discretionary authority to vote shares held by an account holder.
Abstentions, the withholding of authority to vote or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote on any matter, but such shares will be counted as present on each such matter for purposes of establishing a quorum. Consequently, votes withheld and broker non-votes have no effect on the outcome of the vote for the election of directors, because only the number of votes cast for each nominee is relevant. Additionally, abstentions and broker non-votes have no effect on the outcome of the vote to ratify the Company's independent registered public accounting firm or the advisory vote on executive compensation.
How You Can Vote
Shareholders of record may vote by any of the following methods:
•Voting by Internet.  The website and instructions for internet voting is on the Notice, and voting is available 24 hours a day.
•Voting by Telephone.  The toll-free telephone number for voting is on the proxy card, and voting is available 24 hours a day.
•Voting by Mail.  If you choose to receive a printed copy of the proxy materials, you may vote by mail by marking the proxy card enclosed with the proxy statement, dating and signing it, and returning it in the postage-paid envelope provided.
Shareholders who hold their shares through a broker (in “street name”) must vote their shares in the manner prescribed by their broker.

 ITEM 1 — ELECTION OF DIRECTORS

On June 5, 2025, the board of directors approved an amendment and restatement of the Company's Amended and Restated By-laws (the "By-laws") to declassify the Board and provide for the annual election of all directors, phased in over a four-year period. As a result, at the 2029 annual meeting of shareholders and each annual meeting of shareholders thereafter, all directors will be elected for a one-year term expiring at the next annual meeting of shareholders. Also on June 5, 2025, the Company's Corporate Governance Guidelines was updated to remove the restriction that prevented the nomination, election, re-election, or appointment of individuals aged 75 or older to the Board.
The board of directors has nominated Mr. Peter T. Kong and Mr. Jon A. Olson for re-election at the annual meeting to serve until the 2027 annual meeting and until their successors have been duly elected and qualified. Shareholders have the right to cumulate votes in the election of directors (i.e. each shareholder may multiply the number of votes the shareholder is entitled to cast by the total number of directors to be elected and then may cast that number of votes for one candidate or distribute them among some or all candidates). By signing the proxy card, authority is given to the persons named as proxies to cumulate votes in their discretion. Shareholders, however, can withhold discretionary authority to cumulate votes on the proxy card or cumulate votes for any director by indicating so on the proxy card. If Mr. Kong and/or Mr. Olson is unable to serve as director at the time of the election, the persons named as proxies in the proxy may vote the proxies for any other individual (or individuals, as applicable) as they may choose, unless the board of directors determines that no director should be elected at the annual meeting. The following tables provide information concerning Mr. Kong and Mr. Olson, as well as the other directors of the Company and the executive officers of the Company. In addition to the information presented below regarding each director’s and director nominee’s specific experience, qualifications, attributes and skills that led the Company to conclude that he or she should serve as a director, we also believe that all of our directors, including Mr. Kong and Mr. Olson, have significant leadership experience derived from their professional experience and have a reputation for integrity and honesty and adhere to high ethical standards.
The process undertaken by the Company’s Nominating and Governance Committee in recommending qualified director candidates is described below under the header “Nominating and Governance Committee” on page 51. Unless otherwise specified, the directors have held the positions indicated (including directorships) for at least five years. Each person below has an address of c/o the Company at 23A Serangoon North Avenue 5, #01-01, Singapore 554369.
As previously reported on October 28, 2025, Dr. Fusen Chen retired as President and Chief Executive Officer of the Company and as a member of the board of directors effective December 1, 2025.

Name, Age and Occupation	Director Since	Term Expires
Directors Nominated for Re-Election
Peter T. Kong (75)	2014	2026
Mr. Kong was appointed to the board of directors on February 18, 2014 and has served as the Chairman of the Company since October 2020. Mr. Kong served as President, Global Components, of Arrow Electronics, Inc., a global provider of products, services and solutions to industrial and commercial users of electronic components and an enterprise computing solutions company, from 2009 until his retirement in 2013. From 2006 to 2009, Mr. Kong served as Corporate Vice President and President of Arrow Asia Pac Ltd. From 1998 to 2006, Mr. Kong served as President, Asia Pacific Operations, of Lear Corporation. He currently serves as a Board Leadership Fellow with the NACD. Mr. Kong holds a Bachelor of Science in Chemical Engineering from Washington State University, a Masters of Science in Chemical Engineering from the University of Wisconsin, Madison, and a Masters of Business Administration from the University of Toronto (Canada).

Director Qualifications:
In determining that Mr. Kong is qualified to serve as a director of the Company, the board of directors considered his experience as President, Global Components, of Arrow Electronics, Inc. and as President, Asia Pacific Operations, of Lear Corporation, as well as in senior leadership roles at other companies. The board of directors considered Mr. Kong’s continuing education in corporate governance and leadership. He attended the NACD Technology Symposium in 2019, NACD Master Class in Technology & Innovation Oversight in May 2025, and most recently the NACD Directors Summit in October 2025. Finally, the board of directors has also determined that Mr. Kong remains qualified, experienced and effective to serve as a director to the Company.

Jon A. Olson (72)	2021	2026
Mr. Olson was appointed to the board of directors on March 5, 2021. He most recently served as Chief Financial Officer of Xilinx, Inc., where his responsibilities covered finance, IT, purchasing, and facilities from 2005 through his retirement in 2016. Prior to joining Xilinx, Mr. Olson spent over 25 years at Intel Corporation where, as Director of Finance, he was responsible for the finance function of all business units, factories and administrative support company-wide. Mr. Olson currently serves as Director on the Board of Advanced Micro Devices, Inc. (NASDAQ: AMD), and as Director and Audit Committee Chair of Rocket Lab USA, Inc. (NASDAQ: RKLB). Mr. Olson also serves as a Director on the Board of Niron Magnetics, a private company. He previously served as Director and Audit Committee Chair of Mellanox Technologies, InvenSense, Inc. and Home Union, Inc., and as Director of Xilinx, Inc. Mr. Olson is also a Member of the Deans Advisory Council and was inducted into the Academy of Alumni Fellows of the Kelley School of Business, Indiana University. In 2010, Mr. Olson was recognized as CFO of the Year by Silicon Valley Business Journal. Mr. Olson holds a Bachelor of Science in Accounting from Indiana University and a Masters of Business Administration from Santa Clara University.

Director Qualifications:
In determining that Mr. Olson is qualified to serve as a director of the Company, the board of directors considered his experience as Chief Financial Officer of Xilinx, Inc., as well as 41 years of experience in senior financial positions at major technology companies. The board of directors also considered Mr. Olson’s experience on the boards of directors of other public companies and his continuing education, including a recent participation at an Audit Committee Forum update organized by Deloitte in December 2024.

Vote Required
The election of directors requires a plurality of the votes cast “FOR” each nominee. This means that the two directors receiving the highest number of affirmative votes of the shares entitled to be voted in the election for directors will be elected as directors. You may vote for both of the director nominees or withhold authority to vote for both of the director nominees, or withhold authority to vote your shares with respect to any one or more of the director nominees. Votes to “WITHHOLD” and broker non-votes will have no effect on the election of the nominees.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE ELECTION OF
MR. PETER T. KONG AND MR. JON A. OLSON AS DIRECTORS
TO SERVE UNTIL THE 2027 ANNUAL MEETING OF SHAREHOLDERS

Name, Age and Occupation	Director Since	Term Expires
Continuing Directors
Denise M. Dignam (60)	2023	2029
Ms. Dignam has served on the Board since August 22, 2023. She is currently the President and Chief Executive Officer of The Chemours Company (NYSE:CC), one of the largest manufacturers of Titanium Dioxide in the world, a position she has held since March 2024. She has previously served in various roles at The Chemours Company, including as President, Titanium Technologies and Chemical Solutions from April 2023 until February 2024, as President, Advanced Performance Materials from February 2021 to April 2023 and as Vice President of Global Operations, Fluoroproducts from December 2019 to April 2023. She also served as North American business leader for fluoropolymers and global business leader for Nafio and Krytox portfolios. With over 37 years in the chemical industry, her experience spans a wide range of roles from engineering, manufacturing, operations leadership, and supply chain to sales, marketing, technical service, and continuous improvement. Ms. Dignam currently serves on the board of directors of the National Mining Association, the American Chemistry Council (ACC) and the Society of Chemical Industry (SCI). Previously, she served on the board of the US Chamber of Commerce and as executive sponsor of the Chemours Women’s Network. She received her Bachelor of Science in Chemical Engineering from Drexel University in Philadelphia, Pennsylvania.

Director Qualifications:
In determining that Ms. Dignam is qualified to serve as a director of the Company, the board of directors considered Ms. Dignam’s record of achievement during her 37 year career in the chemical industry at all levels of management, culminating with her current position as the President and Chief Executive Officer of The Chemours Company. The board of directors also considered Ms. Dignam’s board experience in the National Mining Association and the US Chamber of Commerce. Ms. Dignam most recently attended the NACD Directors Summit in October 2025.

Gregory F. Milzcik (66)	2013	2027
Mr. Milzcik has been a member of the board since October 2013. Mr. Milzcik served as President and Chief Executive of Barnes Group Inc, a global, mid-cap aerospace and industrial company from 2006 until his retirement in 2013. Under his leadership, the company transformed through a strategic focus on Operational Excellence (OpEx) and a series of successful M&A transactions. His tenure significantly reshaped the company’s operations, solidifying its position in the aerospace, industrial, and automotive markets. Before joining Barnes Group, Mr. Milzcik was Vice President and General Manager of International Operations for Lockheed Martin Aircraft and Logistic Centers leading the Lockheed Martin Aeronautics International (LMAI) business unit. In this role, he led global manufacturing and service operations across five continents, supporting both military and commercial sectors. Throughout his career, Mr. Milzcik has held key executive management, operations, and technical roles at leading aerospace and industrial companies including AAR Corp., Chromalloy Gas Turbine Corp., and General Electric. Mr. Milzcik earned a Bachelor of Science in Applied Science and Technology from Thomas Edison State College. He furthered his education with graduate programs at Cambridge College and Harvard University, before earning a Doctorate from Case Western Reserve University. He is a Certified Manufacturing Engineer (CMfgE) and holds an FAA Airframe and Powerplant license. With over 35 board years of corporate board experience, Mr. Milzcik has served on the boards of large and mid-cap NYSE and NASDAQ listed companies, as well as several international boards.

Director Qualifications:
In determining that Mr. Milzcik is qualified to serve as a director of the Company, the board of directors considered his experience as President and Chief Executive of Barnes Group, as well as in senior leadership roles at other companies. The board of directors also considered Mr. Milzcik’s experience and continuing education in corporate governance. Mr. Milzcik most recently attended a NACD Master Class on the Artificial Intelligence (AI) and the NACD Directors Summit in October 2025.

David Jeffrey Richardson (61)	2020	2028
Mr. Richardson was appointed to the board of directors on May 29, 2020. He has been a private investor and business development consultant since May 2014. Previously, Mr. Richardson served in various roles at LSI Corporation, now part of Broadcom, from June 2005 until May 2014 . Most recently, he served as Executive Vice President and Chief Operating Officer from 2011 until 2014. Mr. Richardson previously served as Executive Vice President and General Manager, Semiconductor Solutions Group; Executive Vice President and General Manager, Networking and Storage Products Group; Executive Vice President and General Manager, Custom Solutions Group; and Executive Vice President Corporate Planning and Strategy at LSI Corporation. From 1992 until 2005, Mr. Richardson was with Intel Corporation, where he held several positions, including Vice President and General Manager, Servers Platform Group. Mr. Richardson currently serves as Chairman of the board of directors of Lattice Semiconductor Corporation (NASDAQ: LSCC) and as the Lead Independent Director of the board of directors of Ambarella Inc (NASDAQ: AMBA). He previously served on the board of directors of Volterra Semiconductor Corporation (NASDAQ: VLTR) from 2011 to 2013 and Graphcore, Ltd., from 2021 to 2024. Mr. Richardson holds a Bachelor of Science in Electrical Engineering from the University of Colorado, Boulder.

Director Qualifications:
In determining that Mr. Richardson is qualified to serve as a director of the Company, the board of directors considered his experience as Executive Vice President and Chief Operating Officer of LSI Corporation, as well as his senior leadership roles at LSI Corporation and other companies. The board of directors also considered Mr. Richardson’s experience on the boards of directors of other public semiconductor and technology companies.

Mui Sung Yeo (67)	2012	2028
Ms. Yeo was appointed to the board of directors on October 1, 2012. Ms. Yeo served as Managing Director of Omeyon Pte Ltd., a management consultancy service company, from March 2016 until her retirement in September 2023. From August 2014 to March 2016, Ms. Yeo served as Chief Campus Officer of MediaCorp Pte Ltd., Singapore’s national broadcaster and leading media company, and as its Chief Risk Officer and Chief Financial Officer from 2007 to 2014. Ms. Yeo also served as the Executive Chairman of Singapore Media Academy, a learning center for media excellence, from 2012 to 2016, as well as the Executive Chairman of MediaCorp Vizpro International, a live entertainment company partnering with international players on musical shows, concerts and exhibitions, from 2013 to 2015. Ms. Yeo served as Chief Financial Officer and Group Vice President at United Test & Assembly Center Ltd. from October 1999 to September 2007. She also held positions at F&N Coca Cola Pte Ltd, Baxter Healthcare Pte Ltd, Archive Singapore Pte Ltd and Texas Instruments. Ms. Yeo holds a Bachelor of Science in Business Administration, with a major in Accounting, from the University of San Francisco.

Director Qualifications:
In determining that Ms. Yeo is qualified to serve as a director of the Company, the board of directors considered her approximately 17 years of experience as a chief financial officer of large, publicly-traded technology and media businesses. Ms. Yeo also has approximately 23 years of experience in the semiconductor industry. The board also considered Ms. Yeo’s continuing education in corporate governance with Stanford Law School Directors’ College in 2014, compensation committees with the Harvard Business School in 2015, and corporate governance with the National Association of Corporate Directors (the “NACD”) Technology Symposium in 2018. Ms. Yeo recently attended the NACD Directors Summit in October 2025.

Executive Officers
Lester Wong (59), Interim Chief Executive Officer, Executive Vice President, Finance and IT and Chief Financial Officer
Mr. Wong was appointed Interim Chief Executive Officer effective October 28, 2025. Mr. Wong joined the Company in September 2011 as Senior Vice President, Legal Affairs and General Counsel and assumed the role of interim Chief Financial Officer and interim Principal Accounting Officer effective November 28, 2017. Mr. Wong was appointed Chief Financial Officer on December 20, 2018, and was promoted to Executive Vice President, from Senior Vice President, on January 1, 2022. Prior to joining the Company, Mr. Wong was General Counsel at GigaMedia Limited, a U.S. listed major provider of online entertainment software, from May 2008 to August 2011. He previously served as Senior Legal Counsel at CDC Corporation, a U.S. listed software and media company, from June 2003 to November 2007, and as an executive with Cowen Latitude Asia, the wholly owned subsidiary of Cowen Group, a diversified financial services company, from April 2001 to June 2003. Mr. Wong obtained a Bachelor’s Degree from Western University in Ontario, Canada and a Juris Doctor (J.D.) from the University of British Columbia in Canada. He was admitted to the Law Society of Upper Canada (Ontario) in 1993, Law Society of British Columbia in 1993 and Law Society of Hong Kong in 1997.

Robert Chylak (67), Senior Vice President, Central Engineering and Chief Technology Officer
Mr. Chylak joined the Company in September 1980. Mr. Chylak was appointed an Executive Officer in October 2021 and promoted to Senior Vice President, Central Engineering and Chief Technology Officer effective January 2022. Mr. Chylak was Vice President, Central Engineering and Chief Technology Officer from December 2019 to December 2021. Mr. Chylak previously served as Vice President, Global R&D Engineering from July 2018 to December 2019 and prior to that Mr. Chylak served in progressively larger roles through Global Process Engineering since 2006. Mr. Chylak received his Bachelor of Science, Electrical Engineering and Master of Science, Electrical Engineering from Pennsylvania State University in 1980 and 1984 respectively. He has also completed courses on Management Studies at Stanford University and MIT Sloan.

Nelson Wong (65), Senior Vice President, Global Sales & Supply Chain
Mr. Wong joined the Company in 1997 and served as Vice President, Ball Bonder Business Unit since 2011 and was responsible for leading the Ball Bonder and Support Services Business Unit. Mr. Wong was promoted to Senior Vice President in October 2017 in recognition of his leadership of the Ball Bonder Business Unit in maintaining market share of existing market segments and execution of strategies to gain market share in other market segments. Mr. Wong assumed leadership of the Global Sales function in November 2019 and assumed responsibilities for the global supply chain function in November, 2021. He previously served as Director of Marketing - Ball Bonder from 2000 to 2006 and Application Manager from 1997 to 2006. Mr. Wong holds a Masters of Business Administration and a degree in Physics from the National University of Singapore.

Zi Yao Lim (38), Vice President, Legal Affairs and General Counsel and Corporate Secretary
Mr. Lim joined the Company in December 2020 as Senior Manager, Legal Affairs and served as Director, Legal Affairs, from January 2023 until December 2023. Mr. Lim assumed the role of Interim General Counsel of the Company effective January 1, 2024, and was promoted to Senior Director and appointed General Counsel of the Company in July 2024. Most recently, Mr. Lim was promoted to Vice President, Legal Affairs, and General Counsel in October 2025.
Prior to joining the Company, Mr. Lim served as Senior Regional Counsel at Sumitomo Chemical Asia Pte Ltd from May 2019 to December 2020, and as Corporate Counsel at Four Seasons Hotels and Resorts from September 2016 until May 2019. Mr. Lim started his legal career in private practice in Singapore with Dentons, focusing on M&A, securities, and corporate law. Mr. Lim has a Bachelor of Laws from the National University of Singapore and was admitted to the Law Society of Singapore in 2013. Mr. Lim was featured in the LexisNexis® 40 UNDER 40 2025 Southeast Asia List, included in the Legal 500 GC Powerlist 2025 (Southeast Asia), and was the finalist for Young Lawyer of the Year (In-House) in 2025 accorded by Thomson Reuters Asian Legal Business.

ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the board of directors has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending October 3, 2026. The ratification of the appointment of the independent registered public accounting firm by the shareholders is not required by law or by the By-laws. Traditionally, the Company has submitted this matter to the shareholders for ratification and believes that it is good practice to continue to do so. If a majority of the votes cast on this matter are not cast in favor of the appointment of PwC, the Audit Committee will reconsider its appointment. See “Audit and Related Fees” on page 58.
Representatives of PwC are expected to be present at the annual meeting to make a statement if they so desire and will be available to respond to any appropriate questions.

Vote Required
The approval of this proposal requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the proposal. Abstentions and broker non-votes will have no effect on this proposal. However, we expect there will be no broker non-votes on this proposal because brokers have discretionary voting authority with respect to this proposal.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE RATIFICATION OF
THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ITEM 3 —  ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires the Company to provide our shareholders with the opportunity to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in the “Compensation Discussion & Analysis” and the accompanying tabular and narrative disclosures. This vote is intended to assess our overall executive compensation program rather than focus on any specific item of compensation. At the annual meeting of shareholders in 2025, the Company’s shareholders, excluding abstentions and broker non-votes, approved the compensation of our named executive officers as disclosed in the proxy statement by 98.21%. Accordingly, the board of directors asks that, at the annual meeting of shareholders in 2026, you approve the compensation of our named executive officers for fiscal 2025.
The Management Development and Compensation Committee (the “Committee”) and the board of directors value the opinion of our shareholders and will take into account the outcome of the vote when considering future executive compensation matters. Because this vote is advisory, however, it is not binding on the board of directors or the Committee and will not directly affect or otherwise limit any existing compensation or award arrangements of any of our named executive officers.
The Company’s balanced compensation culture and focus on pay-for-performance are illustrated by the amounts and types of compensation paid to our executives. We invite you to consider the details provided in the “Compensation Discussion & Analysis” (beginning on page 13), as well as the accompanying tabular and narrative disclosure. We are asking our shareholders to indicate their support for the compensation of our named executive officers by voting “FOR” the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, in the “Compensation Discussion & Analysis” and the related compensation tables and narrative discussion included in the Company’s Proxy Statement for the 2026 Annual Meeting of Shareholders.”

Vote Required
The approval of this proposal requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the proposal. Abstentions and broker non-votes will have no effect on this proposal. As noted above, the vote is advisory, which means that the vote is not binding on the Company, the board of directors or the Committee.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THIS PROPOSAL
APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion & Analysis
Introduction
The purpose of the Compensation Discussion & Analysis (“CD&A”) section of our proxy statement is to describe to shareholders how and why compensation decisions are made for our named executive officers. For the Company's fiscal year 2025 ending on October 4, 2025, the Company’s named executive officers discussed in this CD&A are:

Fusen Chen[1]	President & Chief Executive Officer
Lester Wong[2]	Executive Vice President, Chief Financial Officer
Chan Pin Chong[3]	Executive Vice President & GM, K&S Products & Solutions
Robert Chylak	Senior Vice President, Central Engineering and Chief Technology Officer
Nelson Wong	Senior Vice President, Global Sales & Supply Chain
Collectively, we refer to these individuals in this proxy statement as our “named executive officers”.
1 As previously reported on the Form 8-K filed on October 28, 2025, Dr. Fusen Chen retired from his position as President, Chief Executive Officer and Director effective December 1, 2025.
2 As previously reported on the Form 8-K filed on October 28, 2025, Mr. Lester Wong was appointed Interim CEO (in addition to his roles as the Company's Executive Vice President and Chief Financial Officer) on even date.
3 As previously reported on the Form 8-K filed on October 14, 2025, Mr Chan Pin Chong, Executive Vice President & General Manager, K&S Products & Solutions of the Company, retired from his position effective December 1, 2025.

The Company
Kulicke and Soffa Industries, Inc. (“K&S,” “we,” “us,” “our,” or the “Company”) is a global leader in semiconductor assembly technology, advancing device performance across automotive, compute, industrial, memory and communications markets. Founded on innovation in 1951, K&S is uniquely positioned to overcome increasingly dynamic process challenges – creating and delivering long-term value by aligning technology with opportunity.
We design, develop, manufacture and sell capital equipment and consumables and provide services used to assemble semiconductor devices, such as integrated circuits, power discretes, light-emitting diode (“LEDs”), and sensors. We also service, maintain, repair and upgrade our equipment and sell consumable aftermarket solutions and services for our and our peer companies’ equipment. Our customers primarily consist of integrated device manufacturers (“IDMs”), outsourced semiconductor assembly and test providers (“OSATs”), foundry service providers, and other electronics manufacturers and automotive electronics suppliers.
We are incorporated in Pennsylvania and listed on Nasdaq. Our principal offices are located at 1005 Virginia Drive, Fort Washington, PA 19034 and 23A Serangoon North Avenue 5, #01-01, Singapore 554369. Many of our named executive officers are employed in Singapore, and their compensation is determined and denominated in Singapore dollars, except for the CEO and CTO who are paid in U.S. dollars.
The Company is subject to the rules and regulations of the SEC, which, among other things, require that the compensation narrative and tabular disclosure included in this proxy statement show amounts in U.S. dollars. As the compensation of most of our named executive officers is delivered in Singapore dollars, our U.S. dollar reporting of compensation reflects year-to-year changes due to foreign currency fluctuations, even when compensation levels as denominated in local currency may not have changed. As an aid to understanding these foreign currency fluctuations, we have provided a narrative discussion, as well as a chart showing Singapore dollar compensation, under the heading “Foreign Currency Considerations”. Neither the Management Development and Compensation Committee of the Company’s board of directors (referred to as the “Committee”) nor the CEO or CTO have any control over the currency exchange rate fluctuations between U.S. dollars and Singapore dollars.

Fiscal 2025 Business Highlights
Throughout fiscal 2025, we continued to deliver innovative market solutions that enable critical technology transitions across our end markets. By supporting customers through these changes, we are enhancing the value of the semiconductor assembly process and strengthening our portfolio. This long-term strategy of driving technology change through innovation is gaining momentum and expanding our market reach. In addition to creating value through new technology solutions, we remain committed to delivering shareholder returns through disciplined capital allocation.
Our Ball Bonding segment experienced steady improvement during fiscal 2025 following a period of soft demand that began in fiscal 2023. Building on the initial success of RAPID, which is the first product in the smart bonder series to address the Industry 4.0 requirements, our RAPID Pro introduces additional functionality including the latest response-based processes. Another example of our developing equipment for high-growth niche markets is our AT Premier PLUS. This machine utilizes a modified wire bonding process to mechanically place bumps on devices in a wafer format, for variants of the flip chip assembly process. Typical applications include complementary metal-oxide semiconductor (“CMOS”) image sensors, surface acoustical wave (“SAW”) filters and high brightness LEDs. These applications are commonly used in most, if not all, of the smartphones available today in the market.
Our technology leadership and bonding process know-how have enabled us to develop highly function-specific equipment with high throughput and accuracy. This forms the foundation for our advanced packaging equipment development. With the launch of our APAMATM, APAMA PlusTM, and APTURATM, we are also developing and manufacturing advanced packaging solutions for the emerging 2.5-dimensional integrated circuit (“2.5D IC”) and 3 dimensional integrated circuit (“3D IC”) markets.
As our global supply chain and operations prepare for higher production volumes, we are aggressively expanding market access to support long-term technology transitions. Key opportunities include thermocompression, vertical wire, advanced dispense, and high-power interconnect solutions. These technologies strengthen our growth potential across all served markets.
Despite industry softness, over recent years we have invested in both organic and inorganic growth opportunities and are well-positioned for future demand. While growth remains a priority, we continue to be prudent stewards of capital through our dividend and share repurchase programs.
On August 15, 2017, the board of directors authorized a program to repurchase up to $100 million of the Company’s common stock on or before August 1, 2020. In 2018, 2019, 2020 and 2022, the board of directors increased the share repurchase authorization to $200 million, $300 million, $400 million and $800 million, respectively, and extended its duration through August 1, 2025 (the "Prior Program"). Further and as announced on November 13, 2024, the board of directors authorized a new $300 million share repurchase program (the "New Program"). Accordingly, during the fiscal year 2025, the Company repurchased a total of approximately 2,442.0 thousand shares of common stock under the Prior Program and New Program, at a cost of approximately $96.5 million.
Over the past year, we improved operational efficiency by optimizing global headcount and focusing resources on our most promising opportunities. Customer and partner engagement has deepened as we deliver innovative, market-ready solutions. With a robust development platform, we are well-positioned to drive long-term growth and create value for all stakeholders.

Compensation Program Overview
Pay-for-Performance
Our compensation programs are based on the fundamental principle of pay-for-performance, where we deliver differentiated pay based on performance. The Company has most recently used three metrics to align pay for performance: Net Income (“NI”), Operating Margin (“OM”), relative Total Shareholder Return (“rTSR”). For our cash-based Incentive Compensation Plan (the “ICP”) in fiscal 2025, the Committee measured performance using NI (with a fiscal 2025 target of $53.6M versus the fiscal 2024 actual performance of $114.8M) and OM (with a fiscal 2025 target of 6.4% versus the fiscal 2024 actual performance of 11.8%), weighted equally. Targets were set at the beginning of the fiscal year after reviewing industry performance data, macro industry economic factors relative to our annual operating plan, and projected market conditions. Based on these factors, targets may be set higher or lower than previous years' target or actual performance to reflect the current operating environment and the cyclical nature of our business. When we achieve superior NI and OM results, maximum payouts can be earned. Specifically, achievements of NI of $104.5M (195% of target) and OM of 12.5% (195% of target) would have earned a maximum 200% of target payout under the ICP.
rTSR, which captures growth and shareholder value created over a three-year period, is used for 100% of our performance-based equity awards (“PSUs”). The Committee believes that relative performance measures will mitigate macroeconomic effects (both positive and negative) on vesting, which are beyond the executives’ control. The Committee has adopted this program for three primary reasons:
•First, the Committee seeks to align long-term incentive value for its executives with value created for its shareholders, and the Committee believes that total shareholder return relative to an index of companies in the same industry as the Company provides a good measurement towards this alignment.
•Second, vesting is tied to performance relative to shareholder return achieved by an index of similar investments, rather than performance against an absolute metric established based on internal forecasts.
•Third, both the Company’s total shareholder return, and the total shareholder return of the companies in our comparator groups are transparent to our shareholders and our employees and make clear the Company’s link between pay and shareholder value creation. The comparator group we use is the GICS (45301020) Semiconductor Index (“GICS Index”). The GICS Index consists of companies in the same general industry classification system code as the Company. For actual performance measurement, those companies in the GICS Index traded on the “Pink Sheets LLC Exchange” are excluded from the computation as those companies have extremely low market capitalization and their share prices are extremely volatile, which can interfere with, and possibly mask, their actual TSR. The measurement comparator group consists of approximately 65 companies.
For our fiscal year 2023 ("FY2023") PSU's, 75% of our PSUs had rTSR metrics, and 25% of our PSUs were based on an Organic Revenue Growth metric, which measures annual growth averaged over a three-year performance period. Any merger and acquisition activity will be considered organic after four complete quarters in the baseline. In connection with organic revenue growth, we also compare our growth against two named direct competitors, BE Semiconductor Industries N.V. and ASMPT Limited, and allow for some level of payout (up to 50% of target) if we outperform one or both of our defined direct competitors when the Organic Revenue Growth Metric is not achieved.
Due to the cyclical nature of our business and high volatility of revenues year over year, one year of either significant revenue growth or decline may have a long-term impact on the payouts of PSUs based on the Organic Revenue Growth metric. The Committee did not feel this metric provided the appropriate incentive and motivation for recipients for actions within their control versus external market factors. In consultation with our executive compensation consultant, we eliminated the Organic Revenue Growth metric beginning fiscal year 2024 and have used rTSR as the sole metric for all PSUs granted moving forward. We are evaluating other metrics that would be appropriate to provide the accountability and incentive for the leadership team.

Performance-Based Cash and Equity Compensation
The Company’s fiscal 2025 compensation program has three core elements: base salary, annual performance-based cash incentive compensation under the ICP and equity incentives under the Company’s 2021 Omnibus Incentive Plan. Cash incentive compensation under the ICP is determined by performance against NI and OM targets. As noted above, the vesting of performance-based equity is tied to rTSR as compared to the GICS Index. In general, a significant portion (60% for the CEO and CFO and 50% for other executives) of the equity compensation awarded to our executives under the 2021 Omnibus Incentive Plan is performance-based.
The percentages above were calculated using base salary, annual cash incentives, grant date fair value of equity awards, discretionary bonuses, and all other compensation as reported in the “Summary Compensation Table.”

Say-On-Pay Feedback from Shareholders
Although the say-on-pay voting is non-binding, the Committee and the board of directors value the opinion of our shareholders and carefully consider the outcome of the vote in their subsequent executive compensation decision-making.
At the 2025 annual meeting, the say-on-pay result was 98.21% approval, consistent with the 98.2% approval at the 2024 annual meeting. We believe that our efforts to actively address any issues raised by our shareholders, and our continued focus on demonstrating strong linkage between pay and performance of our compensation programs were responsible for the strong support on say-on-pay.
We believe in continued active shareholder engagement, soliciting and responding to feedback about our compensation programs to better understand our shareholders’ concerns and the issues on which they are focused. We will continue to ensure that we engage with shareholders as appropriate in the future.
Goals and Objectives of the Compensation Program
The Committee structures the executive compensation program to reward executives for performance, to build and retain a team of tenured, seasoned executives by maintaining competitive levels of compensation and to invest in our executives, and in the long-term success of the Company and its shareholders. By adhering to these goals, we believe that the application of our compensation program has resulted in executive compensation decisions that are appropriate and that have benefited the Company and its shareholders over time.

The Committee evaluates our compensation programs annually to ensure that they remain aligned with the goals of the Company and our shareholders, that compensation opportunities provided to key executives are competitive with those available to similarly situated executives in our industry and geographic regions, and that the compensation opportunities are motivating executives to take appropriate actions to create shareholder value. The Committee seeks to foster a performance-oriented environment by making a significant portion of each executive’s cash and equity compensation conditioned on the achievement of performance targets that the Committee believes drive shareholder value creation. For fiscal 2025, these performance targets consisted of NI, OM, and rTSR.
Key Compensation Practices
The following table summarizes the key practices that we followed for fiscal 2025 within our total direct compensation program and also those practices we do not follow:

What We Do	What We Don’t Do
Generally align target compensation to median levels with our Compensation Peer Group, with appropriate role-based adjustments to reflect responsibility, experience, performance and role criticality	No stock options and no repricing of underwater options
Tie realized pay to performance by setting clear financial goals for the Company, business units, and individuals	No excise tax gross-ups on change in control provisions, as well as no excessive severance payouts
A majority of the pay of our named executive officers is at risk and performance contingent	No excessive perquisites
Majority of equity grant for CEO and CFO is performance contingent, based on 3-year TSR relative to the GICS Index	No supplemental executive retirement plans that provide extra benefits to executive officers
Have clawback provisions to mitigate risk	No compensation programs that encourage risk-taking that is likely to pose a material adverse impact on the Company
Compensation Peer Group reviewed annually to ensure appropriate benchmarking of compensation	No loans, or purchases of Company securities on margin
Share ownership guidelines (including mandatory holding requirements if necessary) for executive officers and directors	Executives and directors may not engage in hedging transactions with respect to Company equity, nor pledge or use as collateral Company equity to secure personal loans
Double trigger change-in-control provisions for both cash and equity awards
Roles of the Committee and Management in Compensation Decisions
The Committee is responsible for establishing our compensation policies, setting base salaries for officers, and reviewing and approving our cash incentive compensation plans and equity compensation plans for all eligible employees. In fiscal 2025, the Committee consisted of independent members of the board of directors, namely, Committee Chair Ms. Mui Sung Yeo, Mr. Peter T. Kong, Mr. D. Jeffrey Richardson, and, until his term on the board expired at our 2025 annual meeting, Mr. Chin Hu Lim. The Committee establishes the named executive officers’ compensation and, on an annual basis, reviews the performance of each named executive officer. The Committee conducts an annual review of the CEO's performance and reports the same to the board. The Committee reviews and approves all newly hired executive employment arrangements, executive severance arrangements, change of control agreements and inducement grants to new executive officers. The Committee annually reviews our performance metrics under the Incentive Compensation Plan and performance-based equity compensation relative to the market to ensure that they are competitive and support the strategic goals of the Company. The Committee also recommends to the full board of directors the amount and form of compensation to be paid to directors for serving on the board of directors and its committees. The Committee meets at least quarterly, and all decisions of the Committee must be approved by a majority of its members.

The Committee consults with the CEO, the Vice President of Global Human Resources, and members of the Company’s compensation staff (collectively, the “Management”), on executive compensation matters. Each year,

Management recommends to the Committee base salary levels and target levels for cash incentive payments and equity compensation for each named executive officer (other than the CEO) and other direct reports of the CEO. These recommendations are based upon the Management’s assessments of individual performance, the individual’s potential to contribute to the Company’s success in the future, and by reference to benchmarking using the peer group and survey data discussed below. The CEO may also recommend to the Committee promotion and/or retention grants during the year for key executive employees.
The Committee also develops recommendations to the board of directors for the compensation opportunity of the CEO, using generally the same factors as it does for the other named executive officers as discussed below.
The Committee uses industry and peer group market data to help in its allocation between short-term and long-term compensation and between cash and equity compensation.
Compensation Consultant
The Committee has the authority to engage independent advisors to assist it in carrying out its responsibilities. The Committee has engaged FW Cook since May of 2017 as its independent advisor after a holistic review and assessment of the qualifications of various consulting firms identified by the Management based on technology sector expertise, international experience, and experience with advising compensation committees. The Management had no role in the decision of selecting FW Cook as the Committee’s advisor, except for identifying various consulting firms for the Committee to review. Taking into consideration the applicable factors affecting the independence of such advisors that are required by SEC and Nasdaq rules, the Committee determined that the work of FW Cook and the individual compensation advisors employed by FW Cook who provided services to the Committee have not created any conflict of interest. In fiscal 2025, the Committee worked with FW Cook for peer group selection, compensation benchmarking for the executive officers, and non-employee directors, compensation risk assessment, and advice on compensation trends and developments. The Committee also regularly consults FW Cook on individual employment and compensation issues. The Committee independently engaged with and approved all of the services provided by FW Cook.
Design of the Compensation Program
Our executive compensation program has two principal components:
•establishing a targeted total direct compensation (“TDC”) (base salary, target bonus and grant date equity value amount) for each named executive officer that is competitive within the Company’s industry and the named executive officer’s geographic location; and
•establishing for each individual named executive officer an appropriate mix of base salary and performance-based cash and equity incentive compensation.
Total Direct Compensation
The targeted TDC amount for each named executive officer (other than the CEO) is established by the Committee based on a number of individual factors, including performance, level of responsibility within the Company, experience, potential to contribute to the Company’s future success in the executive’s current role or in an expanded role, and pay levels for similar positions, with the objective that the TDC targets are, on average, consistent with median TDC levels as reflected in peer data and industry surveys.
The Committee adopted an approach proposed by FW Cook to establish market benchmarks for our executives. Step one was to determine the U.S. Market Compensation by benchmarking against both the Compensation Peer Group (described below) and semiconductor industry survey data from Radford's Global Compensation Database, size-adjusted for the Company's corporate (or relevant business unit) revenue scope. Step two was to determine the relationship between Asia-Pacific and U.S. compensation levels, by establishing an Asia-Pacific peer group (described below) to determine the discount to be applied to the U.S. market compensation data. Separate discounts were established for annual cash compensation and long-term incentive compensation to account for differences in market levels among each element of compensation. We intend to refresh the Asia-Pacific peer group every three years (with the last assessment occurring in fiscal 2024). Step three was to compare internal compensation to the adjusted market levels.

The Committee believes this methodology provides a consistent, empirical basis for benchmarking our Singapore based executives and aids its decision-making in executive compensation matters.
As benchmarked using the methodology described above, named executive officers’ targeted TDC generally fell within +/-15% of the market median based on the 2025 analysis and the Committee only considered exceeding +15% of the market median in extraordinary circumstances. No named executive officer had targeted TDC in excess of the 75th percentile.
Peer Group Companies and Comparison Data
Each year, the Committee analyzes whether it is using the most appropriate compensation peer group and market data, based on a number of factors, including the size of the company in terms of revenues, market capitalization, similarity of industry, and the availability of relevant and useable compensation data.
Although the Company is Asia-based and is predominantly staffed with executives who have been based in Asia for many years, our peer and survey companies are principally U.S.-based. This is because most non-U.S.-listed companies are not required to disclose the same level of compensation data as is required of U.S. public companies. Therefore, the Committee considers benchmarking against peer companies in the U.S. to be a necessary point of reference, subject to appropriate adjustments to reflect differences between Asia and U.S. executive compensation practices (as described above) in determining whether the total targeted compensation opportunity offered by the Company is competitive in the marketplace for its executives. As a result, the Compensation Peer Group consists of U.S. public companies.
In consultation with FW Cook, the Committee selected the following peer group of 21 technology companies (collectively, the “Compensation Peer Group”) to be used for fiscal 2025 compensation benchmarking:

Advanced Energy Industries, Inc. (AEIS)	OSI Systems, Inc. (OSIS)
Axcelis Technologies, Inc. (ACLS)	Penguin Solutions (PENG) (fka SMART Global Holdings)
Cirrus Logic Inc. (CRUS)	Photronics, Inc. (PLAB)
Cohu, Inc. (COHU)	Power Integrations, Inc. (POWI)
Diodes Incorporated (DIOD)	Semtech Corporation (SMTC)
Ichor Systems (ICHR)	Silicon Laboratories, Inc. (SLAB)
FormFactor Inc. (FORM)	Synaptics, Inc. (SYNA)
MaxLinear, Inc. (MXL)	Ultra Clean Holdings, Inc (UCTT)
MKS Instruments, Inc. (MKSI)	Veeco Instruments, Inc. (VECO)
Monolithic Power Systems, Inc. (MPWR)	Wolfspeed, Inc. (WOLF)
Onto Innovation (ONTO)
The Compensation Peer Group was selected primarily because the companies were U.S.-based technology companies in the same or similar industries as we operate, and were similar to us in complexity and size (measured by revenue and market capitalization), and because the Committee concluded that the Compensation Peer Group companies were representative of likely competitors with the Company for executive talent. In addition, the peer group was compared to the peer groups independently established and utilized by certain of our institutional shareholders and their advisors. The Compensation Peer Group resulting from our fiscal 2025 review was altered from fiscal 2024 by the removal of Entegris, Inc. due to their outsized revenue and market cap and the addition of Ichor Systems, MaxLinear, Inc., Photronics, Inc. and Wolfspeed, Inc. These modifications were approved to better balance K&S on key size measures while maintaining a robust number of constituents in the Compensation Peer Group. The Company’s trailing twelve months revenues and market capitalization were both at the 37th percentiles of the Compensation Peer Group at the time it was approved.
The Committee’s analysis with respect to executive compensation decisions is supplemented by broader U.S. technology industry data. In fiscal 2025, the Committee considered semiconductor industry survey data from Radford's Global Compensation Database, with data scaled to our revenue size. The Committee does not select or have any influence over the companies that participated in these surveys and is not aware of the identities of any of the component companies that are included in the surveys.

As described above, we also established an Asia-Pacific peer group to analyze the pay differences between the U.S. and Asia-Pacific. The screening process for the development of the Asia-Pacific peer group was similar to the process for the Compensation Peer Group. Preference was also given to companies listed on the Singapore and Hong Kong exchanges (over those in China, Taiwan, Korea, and Japan) due to greater comparability and pay disclosure practices. This review is conducted triennially and was last updated for fiscal 2024, with no further changes in fiscal 2025. Based on the criteria described above, the following list of 21 companies are our Asia-Pacific Peer Group:

ASM Pacific Technology Limited	Novatek Microelectronics Corporation
Chipbond Technology Corporation	Pax Global Technology Ltd.
ChipMOS Technologies Inc.	Powertech Technology Inc.
Chroma ATE Inc.	Realtek Semiconductor Corporation
Cowell e Holdings Inc.	Shanghai Fudan Microelectronics Group Co., Ltd.
Digital China Holdings Ltd.	Topco Scientific Co., Ltd.
FIT Hong Teng, Ltd	Truly Semiconductors Ltd.
GCL-Poly Energy Holdings Limited	Venture Corporation Ltd.
Hua Hong Semiconductor Limited	VTech Holdings Limited
JCET Group Co., Ltd.	Yangtze Optical Fibre and Cable Joint Stock Limited Company
Macronix International
Elements of Compensation
An executive’s targeted TDC in fiscal 2025 was comprised generally of the elements listed below. We target market median for each of the compensation elements and typically consider +/- 15% of market median to be a market competitive range as we make compensation decisions.

Element	Description	Objective
Base salary	Fixed cash salary reflecting executive’s roles and responsibilities.	Provide basic level of compensation and stable source of income; and
Recruit and retain executives.

Cash incentive plan	Rewards business performance; based on Net Income and Operating Margin and funded only if the Company exceeds threshold Net Income and Operating Margin for the year.	Align executive compensation with Company financial performance.

Equity incentive awards	Performance-based awards based on the Company’s ranking of rTSR relative to the GICS Index over a defined period; and	Align management’s interests with shareholders’ interests; Promote long-term strategic and financial goals;
	Time-based awards vesting over a defined period.	Recruit new executives; and
Retain executives through stock price value and appreciation.
The Committee selected these elements because it believes each is a necessary compensation element to help drive the achievement of the objectives of its executive compensation program: motivating executives to achieve both short-term and long-term goals to create shareholder value while considering prudent risk taking; aligning the executives’ and shareholders’ interests; and attracting and retaining high-performance executives. In setting compensation levels for each named executive officer, the Committee considered each element of compensation, the compensation package as a whole and the executive’s achievements and expected future contributions to the business, in light of available peer group and other data.

Base Salaries
The Committee believes that it must provide a competitive level of base salary in order to attract and retain its executives. In determining base salaries, the Committee considers a number of factors, including the executive’s roles and responsibilities, the performance of the executive’s business segment or functional group, and the executive’s individual performance, experience, employment location, and potential for driving the Company’s success in the future. The Committee also considers the median base salaries in the Compensation Peer Group and survey data discussed above for comparable positions and experience. The Committee also considers local salary progressions and their relationship to the salary progressions derived from available market data from U.S. public companies. Except for the CEO and CTO who are paid in U.S. dollars, each of the named executive officers is paid, and has his or her compensation values managed by the Committee, in Singapore dollars.
Effective January 1, 2025, the Board approved a base salary increase of 2.0% for Mr. Chylak. Dr. Chen, Mr. Chong, Mr. Lester Wong and Mr. Nelson Wong did not receive an increase to base salary.

Cash Incentive Plan
Overview
The Company’s cash incentive program, the Incentive Compensation Plan (“ICP”), is designed to align executive pay with financial performance. The CEO and all other ICP participants were eligible to receive an annual payment under the ICP based on fiscal 2025 financial results. The targets and funding scales for fiscal 2025 were set based on the Company’s achievement against our annual operating plan. The Committee rigorously reviews our annual operating plan and takes into account all relevant factors including market conditions and industry outlook as part of overall target setting.
The Committee believes that the higher the executive’s level of responsibility and influence within the Company, the greater the percentage of the executive’s total target cash compensation that should be performance-based. These target percentages are generally set by the Committee based on its assessment of market median target incentive percentages within the Compensation Peer Group and industry surveys for each named executive officer’s role and may change based on market trends. Based on the market data assessment, the target annual cash incentive percentages for our named executive officers remained the same as the prior fiscal year, other than for Mr. Chylak, whose bonus target was increased by 5.0%.
For fiscal 2025, the target annual cash incentive percentages were as follows:

Executive	Target Annual Cash Incentive as a % of Base Salary
Dr. Fusen Chen	120%
Mr. Lester Wong	75%
Mr. Chan Pin Chong	70%
Mr. Robert Chylak	60%
Mr. Nelson Wong	70%
Fiscal 2025 Performance Goals
Under the fiscal 2025 ICP for our named executive officers, the annual incentive pool was established based on actual Net Income (“NI”) and Operating Margin (“OM”) performance against targets. NI and OM were selected as performance metrics because the Committee believes that these metrics are closely correlated with long-term shareholder value creation.
Targets for FY25 were consistent with our earnings guidance and were set after considering the prior fiscal year's actual results, anticipated headwinds due to a contractionary business cycle, and likelihood of achievement without encouraging undue risk.The funding of the incentive pools based on Company Net Income and Operating Margin performance used the following funding scales, which are relatively wide to reflect the cyclical nature of our business:

Fiscal 2025 - Corporate Net Income Funding Scale*

	NI (in Millions)	ICP Funding %
Maximum	104.5	200%
	91.8	175%
	79.1	150%
	66.3	125%
Target	53.6	100%
	41.1	75%
	28.6	50%
Threshold	16.1	25%
*Net Income results are weighted 50% of overall Corporate Performance Measure. Interpolation is applied between each of the discrete points in the scale.
Fiscal 2025 - Corporate Operating Margin Funding Scale*

	OM%	ICP Funding %
Maximum	12.5%	200%
	11.0%	175%
	9.4%	150%
	7.9%	125%
Target	6.4%	100%
	4.9%	75%
	3.4%	50%
Threshold	1.9%	25%
*Operating Margin results are weighted at 50% of the overall Corporate Financial Performance Measure. Interpolation is applied between each of the discrete points in the scale.
For fiscal 2025, unadjusted Net Income results were $0.2 million and Operating Margin results were (0.49%). Net Income and Operating Margin results used in the calculations of the annual incentive payments to named executive officers (and all participants) under the ICP typically exclude the effects of any one-time extraordinary items (both positive and negative) as we believe such exclusion of one-time extraordinary items better reflects the performance of the business for purposes of determining incentive compensation.
As disclosed in the Form 8-K filed on March 25, 2025, the Company approved a strategic plan related to the cessation of the Company's Electronics Assembly ("EA") equipment business. As part of the plan, the Company began the process of winding down the EA equipment business in an effort to prioritize core semiconductor assembly business opportunities and enhance overall through-cycle financial performance. The cessation of the EA equipment business is subject to a consultation process with the applicable works council and union representatives, which the Company initiated in the third fiscal quarter of 2025 and, as of October 4, 2025, has substantially completed. As a result of the above, the Company incurred pre-tax charges, including severance, adverse purchase commitments, inventory writedowns, and asset impairments, of $87.5 million.
Excluding one-time extraordinary items including the event as cited above, Net Income results were $25.3 million and Operating Margin results were 2.6%, translating to a payout of 39.98%.

Long-Term Equity Incentive Compensation
Overview
The Committee believes that our equity incentive program appropriately aligns management’s interests with shareholders’ long-term interests because the value of the awards is tied to stock price appreciation and, in the case of performance-based stock awards, to relative market performance, which correlates to long-term shareholder value creation. Named executive officers typically receive annual equity incentive grants under the 2021 Omnibus Incentive Plan in the first quarter of the fiscal year.
Equity awards are either time-based restricted stock unit awards (“RSUs”), which are subject to service-vesting conditions and are efficient for attraction and retention, or PSUs, which are subject to both service-vesting and performance-vesting conditions. Neither the RSUs nor the PSUs include any dividend equivalent rights under the 2021 Omnibus Incentive Plan. The Committee believes that awards to the CEO and the CFO should be more heavily weighted toward performance-based awards than for other executives. The allocation of performance-based to time-based equity awards in fiscal 2025 generally is as follows:

Position	Performance-based	Time-based
CEO and CFO	60%	40%
Other Executives	50%	50%
In addition, newly hired executive officers may receive sign-on grants. The Committee also retains the discretion to grant special equity incentive awards for incentivizing the accomplishment of a key strategic objective or for retention purposes, in addition to annual awards, which typically are made in October.
Statement of Practices
The Company has adopted a Statement of Practices for equity grants, which defines the primary terms and conditions for the administration of equity awards granted to employees and officers under the Company’s equity incentive plans. It includes the following:
1.Eligibility for awards is limited to those individuals employed by the Company or its direct or indirect subsidiaries.
2.Subject to Paragraph 4 below, awards are only made annually. Annual awards (other than with respect to the CEO) are made by the Committee based on recommendations made by the Company’s management which are reviewed by the Committee.
3.Annual awards are approved and priced at the Committee meeting that takes place in the first quarter of the Company’s fiscal year, generally held in October, although sometimes grants have been made at other times, for instance, to provide the Committee with additional time to review management recommendations.
4.Inducement grants to newly hired executives and officers require specific pre-approval by the Committee. The Committee has delegated authority to the CEO to approve inducement equity awards for newly hired employees (not officers), and promotion and/or retention grants to key employees that are consistent with market data.
The value of equity awards granted to each participant (other than the CEO) is determined based on the CEO’s evaluation of the executive’s level of responsibility and influence over the Company’s results, performance, potential to contribute to our future success and award values for executives in the peer companies based on our benchmarking exercise, as approved by the Committee. Any award to the CEO is based on the Committee’s evaluation of the same factors and its recommendation to the full board of directors for approval. The extent of existing non-vested equity awards or stock ownership is not generally considered in granting equity awards, except that we sometimes grant an initial round of equity awards to newly recruited executives. Initial equity awards are intended to induce executives to join us, to replace equity compensation that may have been forfeited at the executives’ prior place of employment, and to better align the executives’ interests with the shareholders’ interests from the start of employment.

Fiscal Year 2025 Equity Awards
On October 16, 2024, the Committee granted RSUs and PSUs respectively to the CEO, the other named executive officers, and certain eligible employees for fiscal 2025. The named executive officers' grants are based on compensation benchmarking against each of our named executive officers’ roles and based on market practice. The amounts of PSUs and RSUs awarded to the Company’s named executive officers were as follows:

	Performance-Based Stock	Time-Based Stock
	(PSUs)	(RSUs)
Dr. Fusen Chen	62,640	41,760
Mr. Lester Wong	12,616	8,410
Mr. Chan Pin Chong	7,607	7,606
Mr. Robert Chylak	7,094	7,094
Mr. Nelson Wong	7,607	7,606
Time Based Restricted Stock Units (“RSUs”)
RSUs granted in fiscal 2025 vest in equal annual installments on each of the first three anniversaries of the grant date, provided the recipient remains continuously employed through each vesting date.
Performance Based Performance Stock Units Based on Relative Total Shareholder Return (“rTSR PSUs”)
For fiscal 2025, 100% of the PSUs are subject to achieving rTSR performance goals. The vesting of rTSR PSUs granted in fiscal 2025 is tied to total shareholder return relative to the companies comprising the GICS Index, measured over a three-year performance period. The three-year performance period for the rTSR PSUs granted in fiscal 2025 will end in October 2027 and between 0% and 200% of the PSUs will be earned and vest based on the following scale:
Relative Total Shareholder Return
The payout scale above shows rTSR PSU vesting percentages at percentile performance points from the 25th or less percentile to the 85th percentile. Actual vesting of rTSR PSUs will be expressed as a full percentage point ranging from 0% to 200% with interpolation between the points in the above graph.

For fiscal 2025, we maintained the rTSR payout curve, with the performance hurdle required for maximum payout at the 85th percentile. We believe that this scale is generally consistent with the majority of TSR based plans in our industry (with the most common peer practice providing maximum payout for 75th percentile performance). It provides below market pay opportunity for below market performance, but we have to more significantly outperform the market in order for the executives to earn more than target compensation, thereby continuing to link pay to performance.
We cap the payout of the rTSR PSUs at target when absolute TSR is negative, over the complete performance period, even if actual rTSR performance would suggest a higher payout, to ensure that our executives do not receive above-target payouts unless they have created value for our shareholders.
Vesting of Performance-Based Equity Awards
For the most recent completed three-year performance period (October 2, 2022 through October 4, 2025), related to PSUs granted in fiscal 2023, for each of the metrics discussed below:
•Company performance for rTSR resulted in a cumulative TSR of (11%). This performance ranked 37 out of 62 peer companies (41st percentile), resulting in a payout equal to 82% of target.
•Company performance for organic growth was 3-year average organic revenue growth of (21%), but we outperformed one of our named direct competitors, resulting in a payout of 8%.
Total Shareholder Return
Shown below is the Company’s most recent three-year rTSR performance cycle compared to the GICS Index and the associated payout as a percent of target for the performance-based portion of our equity compensation. The GICS Index was the comparator group for performance-based equity during this performance cycle. Because we set our targets at market median levels, our payout is aligned with shareholders, and our equity program delivers less than median compensation for below median performance. For the performance cycle ending October 4, 2025, or fiscal 2025, our rTSR was at the 41st percentile, resulting in a payout of 82% of target. In the prior two performance cycles, our rTSR was at the 47th percentile and 83rd percentile, respectively, resulting in payouts of 95% of target and 166% of target, respectively.

Performance Cycles	K&S Actual 3-Year TSR results	Percentile Ranking of K&S Actual 3-Year TSR results Relative to the GICS Index	Payout as a Percent of Target
FY2021 through FY2023	134%	83%	166%
FY2022 through FY2024	(26)%	47%	95%
FY2023 through FY2025	(11)%	41%	82%
Organic Revenue Growth
Shown below is the Company’s Organic Revenue Growth performance. Average organic growth of 5% for the three-year performance cycle would result in a target payout, while growth greater than or equal to 10% would result in a maximum payout of 200%. For fiscal 2025, our three-year average growth was (21%) for the fiscal 2023 through fiscal 2025 cycle. As described above, although average organic revenue growth was not achieved, we outperformed one of our named direct competitors, resulting in a payout of 8%.

Performance Cycle	K&S 3-Year Average Revenue Growth	Number of Outperformance Periods (maximum of 6) Against Direct Competitors (paid at 1/12 of target per outperformance period)	Payout as a Percent of Target
FY2021 through FY2023	31%	3	200%
FY2022 through FY2024	(19)%	1	8%
FY2023 through FY2025	(21)%	1	8%
Note: As mentioned above, for grants made after fiscal 2024, performance based equity compensation is measured solely using the rTSR metric.

Equity Ownership Guidelines for Executives
The Committee has adopted stock ownership guidelines for our named executive officers to closely align the interests of the named executive officers with those of our shareholders. These guidelines are based on the Committee’s review of market data and “best practice” governance guidelines. The guidelines apply to the Company’s common shares owned outright by the executives, including shares held in 401(k) accounts, as well as vested RSUs and PSUs. The Committee recommends that named executive officers achieve these stock ownership levels within five years. Ownership levels and progress towards the guidelines over the five-year period are reviewed annually by the Committee.

Position	Requirement
CEO	3x base salary
CFO	2x base salary
Other Executive Officers	1x base salary
In addition, executives who have held their executive positions for less than five years and prior to reaching the stock ownership requirement will be required to retain at least 50% of their pre-tax vested stock awards.
Chief Executive Officer Compensation
As previously reported on the Form 8-K filed October 28, 2025, in connection with his retirement, Dr. Fusen Chen stepped down as President and CEO and as a Director effective December 1, 2025 (the "Effective Date"). Dr. Chen will receive a pro-rated, annual cash bonus (based on his target opportunity at the Effective Date) for fiscal year 2026. Additionally, outstanding performance share unit awards granted by the Company shall remain eligible for vesting, while unvested restricted stock unit awards were forfeited as of the Effective Date. The Company will also provide Dr. Chen with health insurance coverage for a period of 18 months from the Effective Date.
Also on October 28, 2025, Lester Wong was appointed Interim CEO (in addition to his roles as the Company's Executive Vice President and Chief Financial Officer). In connection with Mr. Wong’s appointment as Interim CEO and input from our compensation consultant, FW Cook, the Board approved a monthly cash stipend of S$35,000, to be paid for each month of Mr. Wong’s service as Interim CEO through the date on which a new Chief Executive Officer is appointed by the board of directors. Where applicable, Mr. Wong will be paid pro-rated for any month of partial service as Interim CEO based on the number of days in such month in which Mr. Wong serves as the Interim CEO. Additionally, Mr. Wong was granted 10,338 restricted stock units on the Effective Date (the “Grant Date”), which shall vest in full on the 1-year anniversary of the Grant Date, subject to his continued employment with the Company through such date. If Mr. Wong is terminated by the Company without Cause or if Mr. Wong resigns with Good Reason (as each term is defined in the Company’s Executive Severance Pay Plan), such restricted stock units shall vest in full upon such termination date.
Compensation and Risk
In fiscal 2025, the Committee engaged FW Cook to conduct a compensation risk assessment of our incentive compensation programs. The assessment is performed annually to ensure that incentive programs in place are not reasonably likely to have material adverse effects on the Company. The scope of the assessment included all of the Company’s incentive plans, including the ICP, equity plan, support staff incentive, the sales incentive plan, and the Company’s recognition programs.
FW Cook reported that the results of its evaluation indicate that there are no significant compensation risk areas for the Company. Overall, our incentive plans were found to be well-aligned with sound compensation design principles and provide for a balanced approach to delivering incentives given various levels of performance.

We have in place the following risk mitigating factors for our compensation programs:

Risk Mitigating Factors	Comments
Cash Incentive Award Cap	Avoids potential windfall circumstances; limits excessive risk-taking behavior
Multiple Performance Factors across the Cash and Equity Programs	Avoids risk of focusing on only one aspect of performance by incentivizing a balanced perspective on performance
Annual Review of Targets and Opportunity	Ensures compensation is properly aligned with current market median levels
Clawback Feature including formal Clawback Policy	Mitigates risk of inappropriate behavior
Range of Award Payouts	Avoids risk of “all or nothing” mentality
Share Ownership Guidelines	Discourages focus on short-term results without regard for longer term consequences
Multi-year Vesting Schedule	Focuses executive officers on the long-term interests of the Company and shareholders
No Severance if Termination is for “Cause”	Discourages potential for inappropriate behavior
Anti-Pledging and Hedging Policies	Avoids risk of using Company stock as collateral for loans or insulating against stock price declines
Policy on Trading, Hedging and Pledging of Company Stock
We maintain an insider trading policy governing the purchase, sale, loan or other transfer or dispositions of our securities that are applicable to all of our directors, officers, employees and contractors. We believe our insider trading policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the Nasdaq listing standards.
Pursuant to our insider trading policy, directors and executive officers are prohibited from engaging in hedging transactions involving Company shares or other Company securities. “Hedging” refers to any strategy to offset or reduce the risk of price fluctuations in Company shares or other Company securities or to protect, in whole or in part, against declines in the value of Company shares or other Company securities. The prohibition on hedging thus applies to all transactions in derivative securities based on Company stock such as other securities, including puts, calls, swaps and collar arrangements.
Directors and executive officers are also prohibited from purchasing Company securities on a margin or otherwise pledging Company securities as collateral for a loan.
Policy on Recovery of Previously Paid Executive Compensation (“Clawback”)
In accordance with Section 10D of the Securities Exchange Act of 1934, as amended, Rule 10D-1 promulgated thereunder, and the listing standards of the Nasdaq Global Market, the Committee recommended that the Board ratify and affirm the Company’s clawback policy (the “Clawback Policy”) effective as of October 2, 2023. The Clawback Policy requires the Company to recover from covered executive officers (including its named executive officers) the amount of erroneously awarded compensation (i.e., the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on restated amounts) resulting from an accounting restatement: (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws; or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected in the current period or left uncorrected in the current period.
The Clawback Policy is fully compliant with the SEC’s final rule adopted on January 27, 2023. The Clawback Policy operates in addition to, and not in lieu of, any other rights of the Company to recoup or recover incentive awards under applicable laws and regulations, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act. The Company to date has not sought to recoup any payments under this Clawback Policy. We review our policy periodically and will amend or update the policy as necessary to comply with the applicable regulations and any new requirements.

Expatriate and Other Compensation
Our named executive officers do not typically receive perquisites or other personal benefits or property from the Company. The Committee generally believes that such perquisites or personal benefits can make executive compensation less transparent to shareholders. In limited instances, the Committee has approved certain transitional relocation benefits, when appropriate, to retain talented executives or to assist in the transition of certain executives and their families to our offices in Singapore or when on long-term overseas assignment from Singapore. The Committee determined the executives’ compensation based on their prior experience, record of achievement, marketplace data of similar executive officers and the executives’ prior compensation packages. These benefits, including Company contributions to the Singapore Central Provident Fund for Singaporean named executive officers, are described below in a footnote to the “Summary Compensation Table.” The Company believes that these benefits are critical to its ability to hire and retain talented executives.
The Company has a 401(k) Retirement Income Plan (“401(k) Plan”) for U.S.-based employees under which it matches in cash up to 4% or 6% of an employee’s contributed amount, based on years of service.
Foreign Currency Considerations
Except for Dr. Chen and Mr. Chylak, the Company’s named executive officers are compensated in local currency reflecting the primary home country location of their employment and paid in Singapore dollars as they are based in Singapore. Mr. Lester Wong’s, Mr. Chong’s, and Mr. Nelson Wong’s base salary and total compensation were determined in Singapore dollars upon hire, and will continue to be managed in Singapore dollars going forward. For the purpose of the “Summary Compensation Table,” the Singapore dollar base salary amounts paid in fiscal 2025, 2024, and 2023 to each named executive officer (other than Dr. Chen and Mr. Chylak), where required to be disclosed, have been translated from Singapore dollars actually received into U.S. dollars using the average conversion rate for fiscal 2025 of 1.3153, 2024 of 1.3452, and 2023 of 1.3540. For purposes of the below table, stock award amounts represent the grant date fair values and have been converted from U.S. dollars into Singapore dollars using the applicable conversion rate on the grant dates. The following table reflects the amounts paid to the respective officers in Singapore dollars and aligns with the amounts reported in the “Summary Compensation Table.”
As stated previously, because the compensation for the named executive officers (other than Dr. Chen and Mr. Chylak) is delivered in Singapore dollars, our U.S. dollar reporting of compensation may show year-to-year changes due to foreign currency fluctuations, even when compensation levels as denominated in local currency may not have changed.
The below table should be read in connection with the “Summary Compensation Table,” which includes footnote disclosure relevant to the amounts listed below:
Three-Year Compensation - Singapore Dollars

Name	Fiscal	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
	Year	(SG $)	(SG $)	(SG $)	(SG $)	(SG $)	(SG $)
Lester Wong	2025	620,482		1,517,981	186,052	97,436	2,421,951
	2024	617,440	—	1,687,499	93,072	92,893	2,490,904
	2023	601,766	—	1,475,504	161,051	88,627	2,326,948
Chan Pin Chong	2025	619,622		1,063,587	173,407	16,443	1,873,059
	2024	616,585	—	1,217,952	86,747	16,698	1,937,982
	2023	598,204	—	1,035,839	150,107	17,084	1,801,234
Nelson Wong	2025	618,826		1,063,587	173,185	11,574	1,867,172
	2024	609,784	—	1,124,280	86,636	21,288	1,841,988
	2023	577,095	—	985,990	143,985	46,774	1,753,844

Tax and Accounting Considerations
Deductibility of Executive Compensation
In light of the repeal of the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code in 2017, the Committee may authorize compensation that is not deductible if it is determined to be appropriate and in the best interests of the Company and our shareholders.
The Company accounts for equity-based compensation under the provisions of FASB ASC No. 718, Compensation - Stock Compensation (“ASC 718”). ASC 718 requires the recognition of the fair value of the equity-based compensation in net income. Compensation expense associated with rTSR PSUs is determined using a Monte-Carlo valuation model, and compensation expense associated with time-based RSUs is determined based on the number of shares granted and the fair value on the date of grant. The fair value of equity-based awards is amortized over the vesting period of the award, and the Company elected to use the straight-line method for awards granted after the adoption of ASC 718.

SUMMARY COMPENSATION TABLE FOR FISCAL 2025
For a discussion of the Management Development & Compensation Committee’s objectives, discretion and criteria for setting compensation, see “Compensation Discussion & Analysis” of this proxy statement.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Fusen Chen	2025	900,000	5,738,659	431,784	44,084	7,114,527
President and CEO	2024	900,000	6,207,784	216,000	44,070	7,367,854
	2023	881,250	5,576,880	381,240	37,847	6,877,217

Lester Wong	2025	471,748	1,155,764	141,454	74,080	1,843,046
Executive Vice President, Chief Financial Officer	2024	458,995	1,237,986	69,188	69,924	1,836,093
	2023	444,436	1,034,425	118,945	65,455	1,663,261

Chan Pin Chong	2025	471,094	809,797	131,840	12,501	1,425,232
Executive Vice President & GM, K&S Products & Solutions	2024	458,359	893,516	64,486	12,413	1,428,774
	2023	441,805	726,191	110,862	12,617	1,291,475

Robert Chylak	2025	398,046	755,227	95,917	19,902	1,269,092
Senior Vice President & CTO, Central Engineering	2024	389,380	713,121	43,122	19,469	1,165,092
	2023	375,626	590,289	73,893	18,229	1,058,037

Nelson Wong	2025	470,489	809,797	131,671	8,800	1,420,757
Senior Vice President, Global Sales & Supply Chain	2024	453,311	824,796	64,404	15,825	1,358,336
	2023	426,215	691,244	106,340	34,545	1,258,344
(1) Compensation for Messrs. Lester Wong, Chong, and Nelson Wong for fiscal years 2025, 2024, and 2023, as applicable, has been converted from Singapore dollars into U.S. dollars using the average conversion rate during each such year of 1.3153, 1.3452, and 1.3540. For a comparison of the amounts actually paid to Messrs. Lester Wong, Chong, and Nelson Wong in Singapore dollars and the amounts reflected in the above table in U.S. dollars, see the tables provided in the “Compensation Discussion & Analysis” under the heading “Foreign Currency Considerations".
(2) The amounts included in the “Stock Awards” column represent the full grant date fair value of the grants in fiscal 2025, 2024, and 2023 related to performance-based share awards, calculated in accordance with ASC No. 718, and RSUs.
For the PSUs, the amounts reported were valued using the Monte Carlo valuation method and the closing market price of our common stock on the date of the grant assuming payout at target performance of 100%.
For fiscal 2025, these values were as follows: Dr. Chen, $3,878,669; Mr. Lester Wong, $781,183; Mr. Chong, $471,025; Mr. Chylak, $439,260; and Mr. Nelson Wong, $471,025. Assuming maximum performance of 200%, the full grant date fair value of PSUs awarded in fiscal 2025 would have been: Dr. Chen, $7,757,338; Mr. Lester Wong, $1,562,366; Mr. Chong, $942,050; Mr. Chylak, $878,520; and Mr. Nelson Wong, $942,050.
For fiscal 2024, these values were as follows: Dr. Chen, $4,147,797; Mr. Lester Wong, $827,203; Mr. Chong, $512,051; Mr. Chylak, $408,698; and Mr. Nelson Wong, $472,697. Assuming maximum performance of 200%, the full grant date fair value of PSUs awarded in fiscal 2024 would have been: Dr. Chen, $8,295,594; Mr. Lester Wong, $1,654,406; Mr. Chong, $1,024,102; Mr. Chylak, $817,396; and Mr. Nelson Wong, $945,394.

For fiscal 2023, these values were as follows: Dr. Chen, $4,376,880; Mr. Lester Wong, $811,863; Mr. Chong, $398,478; Mr. Chylak, $323,889; and Mr. Nelson Wong, $379,281. Assuming maximum performance of 200%, the full grant date fair value of PSUs awarded in fiscal 2024 would have been: Dr. Chen, $8,753,760; Mr. Lester Wong, $1,623,726; Mr. Chong, $796,957; Mr. Chylak, $647,778; and Mr. Nelson Wong, $758,563.
See the “Grants of Plan-Based Awards Fiscal 2025” table for additional information regarding the full grant date fair value for the fiscal 2025 awards.
(3) The amounts in this column for Dr. Chen, Mr. Lester Wong, Mr. Chong, Mr. Chylak, and Mr. Nelson Wong reflect the U.S. dollar value earned under the ICP Plan.
(4) In fiscal 2025, Dr. Chen received other compensation of $44,084, consisting of $36,769 of medical coverage, and employer contributions to the Singapore Central Provident Fund of $7,315. In fiscal 2025, Mr. Lester Wong received other compensation of $74,080, consisting of $61,579 of medical coverage, and $12,501 of employer contributions to the Singapore Central Provident Fund. In fiscal 2025, Mr. Chong received other compensation of $12,501. In fiscal 2025, Mr. Chylak received other compensation of $19,902, consisting of an employer matching contribution to the 401(k) plan. In fiscal 2025, Mr. Nelson Wong received other compensation of $8,800, consisting of employer contributions to the Singapore Central Provident Fund.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2025
The following table shows all plan-based awards granted to the named executive officers during fiscal 2025. For a discussion of the Company’s plan-based awards and the Committee’s objectives, discretion and criteria for granting awards, see “Compensation Discussion & Analysis” of this proxy statement. The stock awards identified in the table are also reported in the “Outstanding Equity Awards at 2025 Fiscal Year-End” table, which follows this table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Fusen Chen		270,000	1,080,000	2,160,000
	10/16/2024					62,640	125,280		3,878,669
	10/16/2024							41,760	1,859,990
Lester Wong		88,453	353,811	707,622
	10/16/2024					12,616	25,232		781,183
	10/16/2024							8,410	374,581
Chan Pin Chong		82,442	329,766	659,532
	10/16/2024					7,607	15,214		471,025
	10/16/2024							7,606	338,771
Robert Chylak		59,707	238,828	477,656
	10/16/2024					7,094	14,188		439,260
	10/16/2024							7,094	315,967
Nelson Wong		82,336	329,342	658,684
	10/16/2024					7,607	15,214		471,025
	10/16/2024							7,606	338,771
(1)Awards under the ICP Plan are paid at the end of the fiscal year based on performance metrics for the full fiscal year, as described above in “Compensation Discussion & Analysis.” The actual payments under these awards are reported above in the “Summary Compensation Table” in the column entitled “Non-Equity Incentive Plan Compensation.”

Employment Agreements
Fusen Chen
Dr. Fusen Chen served as our President and Chief Executive Officer and a member of the board of directors since October 2016.
Pursuant to an offer letter (“Letter”) dated October 3, 2016, which sets forth his compensation arrangements, Dr. Chen received an annual base salary of US$635,000 and was eligible to receive a bonus of up to 200% of his base salary (100% is the annual target level for such bonus) based on the achievement of certain performance goals of the Company. The Company also granted Dr. Chen a sign-on equity award of RSUs with a value equal to US$1.5 million which vested six months after the grant date. This grant was a make-up of prior employer forfeited compensation that would have vested in the same timeframe and was necessary to recruit and hire an executive with the experience and proven track record of Dr. Chen. The short vesting period is atypical of the Company’s equity award practices but was necessary to match the vesting period of the forfeited compensation that was being replaced. Mr. Chen also received an inducement equity award of PSUs with a value at target equal to US$700,000 to align him with outstanding PSU cycles.
In addition, Dr. Chen received an initial annual equity award equal to US$2,800,000. Twenty-five percent of this award consisted of RSUs that vest ratably over 36 months, with one-third vesting on each anniversary of the grant date. The remaining seventy-five percent of this award consisted of PSUs vested on the third anniversary of the grant date, based on TSR relative to the GICS index of companies, measured over a three-year performance period.
The Letter also provided for a reimbursement of up to US$50,000 of relocation expenses and a housing allowance of US$5,000 per month for a period of 24 months commencing October 31, 2016. In August of 2019 the Committee approved an additional 12 months of housing allowance as transitional assistance while securing permanent housing. In addition, Dr. Chen received tax preparation and filing assistance for the first two years of his employment in Singapore.
The Letter provided that if the Company terminates Dr. Chen for any reason other than for cause or if he resigns for "good reason" (each as defined in the Letter), he will be entitled to 24 months’ base salary (six months if he does not execute a general release in favor of the Company) and continued participation in certain benefit plans. Dr. Chen has also entered into a Change in Control Agreement on substantially the same terms as the Company’s other executive officers, except that as CEO, Dr. Chen may be eligible to receive 24 months’ base salary and bonus at target (six months if he does not execute a general release in favor of the Company). He also will be subject to the Company’s Executive Severance Pay Plan and the Company’s Policy on Recovery of Previously Paid Executive Compensation.
As described above, Dr. Chen stepped down as President, Chief Executive Officer and as a Director in connection with his retirement, effective December 1, 2025.
Lester Wong
In September 2011, the Company appointed Lester Wong as General Counsel and Senior Vice President, Legal Affairs effective September 12, 2011. Pursuant to an offer letter dated July 17, 2011, Mr. Wong received an initial base salary of S$300,000 per annum. Mr. Wong is eligible to receive a bonus of up to 200% of his target (50% of base salary was the original target level for such bonus) based on the achievement of certain performance targets as described under “Cash Incentive Plan.” He is also eligible for health coverage as provided to other executives of the Company from outside of Singapore. The Company also entered into a Change of Control Agreement with Mr. Wong on the terms described below in the section titled "Change in Control Arrangements". Mr. Wong is also subject to the Company’s Executive Severance Plan and recoupment policy. On December 20, 2018, Mr. Wong became Chief Financial Officer and Principal Accounting Officer, and, as described above, became our Interim CEO on October 28, 2025.
As described above, Mr. Wong was appointed Interim CEO (in addition to his roles as the Company's Executive Vice President and Chief Financial Officer) on October 28, 2025.

Chan Pin Chong
In February 2014, the Company appointed Chan Pin Chong as Vice President, Wedge Bonder effective February 17, 2014. Pursuant to an offer letter dated February 6, 2014, Mr. Chong received an initial base salary of S$372,000 per annum. Mr. Chong is eligible to receive a bonus of up to 200% of his target (set at 50% of base salary) based on achievement of certain performance targets. In conjunction with his hiring, Mr. Chong was granted an equity grant of S$85,000 in October 2014 for fiscal 2015 (and a separate grant with similar terms and structure in October 2015 for fiscal 2016) consisting of 50% RSUs that vested in three equal annual installments commencing with the first anniversary of the grant date, and 50% PSUs that vested 36 months from the anniversary of the grant date based on shareholder return under the SOX index. Mr. Chong was eligible for a special performance incentive of S$110,000 based on the successful achievement of certain key financial metrics, execution against the business strategy and product roadmap, and improvement in organizational cultural metrics at the end of his initial 2-year assignment to the U.S. Based on performance against the metrics, Mr. Chong received S$104,500.
As described above, Mr. Chong retired from his position as Executive Vice President & General Manager, K&S Products and Solutions, effective December 1, 2025.
Robert Chylak
Mr. Chylak was initially hired in September 1980. Mr. Chylak served in progressively larger roles through Global Process Engineering and was Vice President, Global R&D Engineering from July 2018 to December 2019. He was Vice President, Central Engineering and Chief Technology Officer from December 2019 to December 2021. Mr. Chylak was appointed Senior Vice President, Central Engineering and Chief Technology Officer in January 2022. Mr. Chylak is not subject to any offer letter or employment agreement with the Company, but is subject to the Company's Executive Severance Plan and recoupment policy.
Nelson Wong
Mr. Nelson Wong was initially hired in July 1997. The Company appointed him as Vice President, Business Unit Executive effective June 1, 2011. Pursuant to a promotional memo dated June 27, 2011, Mr. Wong received a base salary of S$325,000 per annum and was eligible to receive a bonus of up to 200% of his target (set at 50% of base salary) based on achievement against certain performance targets at the time of hire. In conjunction with the promotion, Mr. Wong also received an equity grant of 12,000 shares. On January 1, 2020, Mr. Wong was promoted to Senior Vice President, Global Sales. In conjunction with the promotion, Mr. Wong received a base salary of S$496,642 per annum and was eligible to receive a bonus of up to 200% of his target (set at 55% of base salary) based on achievement against the financial targets of the ICP. Mr. Wong also received an equity grant of S$50,000 of RSUs which vested in equal annual installments over three years following the grant date. In addition, Mr. Wong received an equity grant of S$50,000 of PSUs, 75% based on rTSR and 25% based on Growth as described in the Equity Plan section. Mr. Wong is subject to the Company’s Executive Severance Plan and recoupment policy.

OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR-END
The following table shows all outstanding equity awards held by the named executive officers as of October 4, 2025, the last day of fiscal 2025. The amounts reported under the “Stock Awards” column are included in the “Summary Compensation Table” under “Stock Awards” to the extent included in the amount of compensation cost recognized by the Company in fiscal 2025 for financial statement reporting purposes, as calculated in accordance with ASC No. 718, Compensation, Stock Compensation. The stock awards reported in the “Grants of Plan-Based Awards Fiscal 2025” table above are also reported in this table. None of the named executive officers hold any outstanding stock options.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (2)	Grant Date
Fusen Chen			62,640	2,526,898	10/16/2024
	41,760	1,684,598			10/16/2024
			65,135	2,627,546	10/11/2023
	28,949	1,167,803			10/11/2023
			72,000	2,904,480	10/14/2022
			24,000	968,160	10/14/2022
	10,667	430,307			10/14/2022
Lester Wong			12,616	508,929	10/16/2024
	8,401	339,259			10/16/2024
			12,990	524,017	10/11/2023
	5,773	232,883			10/11/2023
			13,355	538,741	10/14/2022
			4,452	179,594	10/14/2022
	1,979	79,833			10/14/2022
Chan Pin Chong			7,607	306,866	10/16/2024
	7606	306,826			10/16/2024
			8,041	324,373	10/11/2023
	5,361	216,263			10/11/2023
			6,555	264,429	10/14/2022
			2,185	88,143	10/14/2022
	2,913	117,510			10/14/2022
Robert Chylak			7,094	286,172	10/16/2024
	7094	286,172			10/16/2024
			6,418	258,902	10/11/2023
	4,278	172,575			10/11/2023
			5,328	214,932	10/14/2022
			1,776	71,644	10/14/2022
	2,368	95,525			10/14/2022
Nelson Wong			7,607	306,866	10/16/2024
	7606	306,826			10/16/2024
			7,423	299,444	10/11/2023
	4,948	199,602			10/11/2023
			6,239	251,681	10/14/2022
			2,080	83,907	10/14/2022
	2,773	111,863			10/14/2022

(1)Number of shares represents common shares underlying time-based RSU awards. Time-based RSUs vest in 1/3 increments on each of the first three anniversaries of the grant date.
(2)Market value for unvested shares in these columns is calculated as number of unvested shares multiplied by the closing stock price at the end of October 3, 2025 of $40.34.
(3)Number of shares represents common shares underlying PSU awards, assuming all are earned at target performance levels at the end of the applicable performance periods. PSUs cliff vest at the end of the three-year performance period following the grant date to the extent performance goals are achieved.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2025
The following table reports all the vesting of stock awards of the named executive officers in fiscal 2025. No named executive officer held or exercised stock options in fiscal 2025.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Fusen Chen	76,579	3,428,710
Lester Wong	15,833	708,254
Chan Pin Chong	12,421	559,211
Robert Chylak	9,929	447,106
Nelson Wong	12,075	543,360
(1) The value realized on vesting is determined by multiplying the number of vested restricted stock units and performance share units by the closing price of our common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION
Executive Severance Pay Plan
On August 9, 2011, the Committee adopted the Company’s Executive Severance Pay Plan (the “Executive Plan”). The Executive Plan applies to those Company officers who have been proposed by management to participate in the Executive Plan and approved to participate in the Executive Plan by the Committee. Dr. Chen, Mr. Lester Wong, Mr. Chong, Mr. Chylak, and Mr. Nelson Wong are covered under the Executive Plan, noting that Dr. Chen and Mr. Chong no longer are covered under such plan upon, and in connection with, their retirements.
The Executive Plan provides for severance payments and benefits to covered officers whose employment is terminated by the Company without “Cause” and to any covered officer who terminates his or her employment for “Good Reason.” For the purposes of the Executive Plan, “Cause” means: (i) intentional dishonesty; (ii) physical or mental incapacity; or (iii) willful refusal to perform his or her duties persisting at least 30 days after written notice. “Good Reason” means, without the officer’s consent: (i) any substantial diminution in the position or authority of the officer which is inconsistent with the officer’s then current position or authority; (ii) reduction of the officer’s base salary (other than a percentage reduction applicable to all other officers) or exclusion of the officer from compensation or benefit plans made available to other officers in his or her salary grade; (iii) any requirement by the Company that the officer relocate his or her primary office or location to any office or location more than 30 miles away from the officer’s then current primary office or location (except in connection with termination of expatriate assignments); and (iv) failure by any successor to the Company to expressly adopt the Executive Plan. The severance payments and benefits under the Executive Plan are as follows:
•An amount equal to six months’ base salary as of the last day of such officer’s employment. However, if the officer enters into a general release in favor of the Company, the Company will instead pay the following:

º	24 months’ base salary, in the case of the CEO;
º	18 months’ base salary, in the case of the CFO; and
º	12 months’ base salary, in the case of all other officers.
•Continuation of medical, prescription drug, dental and vision benefits, including for covered dependents, for the number of months’ severance is paid at the same contribution rate as active employees.
•Continuation of eligibility to participate in the Company’s life insurance program for a maximum of six months after the last day of the officer’s employment, if permitted by the life insurance provider.
•Incentive awards and/or bonuses and equity compensation in accordance with the applicable plans.
Severance payments will be paid for the specified number of months on regularly scheduled pay dates beginning within 60 days following an officer’s termination date. If the officer is subject to U.S. income tax, severance payments will be paid as follows: (i) on the first business day following the six-month anniversary of the officer’s last day of employment, the officer will receive a lump sum payment equal to six months’ base salary; and (ii) thereafter, the officer will receive any remaining severance payments in accordance with such officer’s regularly scheduled pay dates.
Under the Executive Plan, the Company will not pay any severance payment or benefit to an officer terminated by the Company in connection with a divestiture of a business if the officer receives an offer of employment from the purchaser (or an affiliate of the purchaser) which includes targeted annual cash compensation of at least 90% of the officer’s targeted annual cash compensation at the Company on the last day of employment. For the purposes of this calculation, the Company targeted annual cash compensation does not include any special bonus or other amount payable or paid to the officer in connection with the disposition of the divested business. In addition, the officers are subject to non-competition and non-solicitation provisions which, if breached, will permit the Company to discontinue severance payments.

SEVERANCE AND EQUITY COMPENSATION IF TERMINATED
(NO CHANGE IN CONTROL)
The following table presents maximum payment amounts under the Company’s Executive Plan and the values of equity awards under the Company’s equity plans for our named executive officers, had they been terminated without “cause” or resigned for good reason on October 4, 2025 (outside the context of a change in control).

Name	Cash Severance(1)	Time-based Restricted Share Awards(2)	Performance-based Share Awards(3)	Total
Fusen Chen	$1,800,000	$1,444,414	$9,027,084	$12,271,498
Lester Wong	$707,622	$283,550	$1,188,658	$2,179,830
Chan Pin Chong	$471,094	$300,573	$643,746	$1,415,413
Robert Chylak	$398,046	$254,102	$531,480	$1,183,628
Nelson Wong	$470,489	$287,786	$611,312	$1,369,587
(1)Amounts equal the following months of base salary, payable in accordance with the officers’ employment letter or the Executive Plan: Dr. Chen: 24 months; Mr. Lester Wong: 18 months; Mr. Chong, Mr. Chylak, and Mr. Nelson Wong: 12 months.
(2)Time-based share awards granted under the 2021 Omnibus Incentive Plan may vest pro rata on an accelerated basis at the sole discretion of the Committee based on full months worked upon an involuntary termination without “cause”. The value of shares for purposes of vesting is based on the closing price of the Company’s stock of $40.34 on October 3, 2025.
(3)Performance-based share awards granted under the 2021 Omnibus Incentive Plan may vest pro rata at the sole discretion of the Committee upon an involuntary termination without “cause” based on full months worked and the actual achievement of performance goals as determined at the end of the three-year performance period. Values assume achievement of performance goals resulting in 100% vesting of performance-based shares. The value of shares for purposes of vesting is equal to the closing price of the Company’s stock of $40.34 on October 3, 2025. Under the Executive Plan, no severance payments are payable upon death or disability. Upon death, disability, or retirement, all performance-based share awards will vest based on actual achievement at the completion of the performance period, on a pro-rated basis (or, for the CEO, without pro-ration due to a mutually agreed retirement.
Change of Control Arrangements
In 2011, the Committee approved a form of Change of Control Agreement (“Change of Control Agreement”) to be entered into with its executive officers, including each of the named executive officers, noting that Dr. Chen no longer is covered under such agreement upon, and in connection with, his retirement. The Change of Control Agreement provides for benefits in the event of the termination of an officer’s employment under certain circumstances following a change of control. Under the Change of Control Agreement a “Change of Control” includes: (i) the acquisition of voting securities by any person after which such person has beneficial ownership of 50% or more of the voting power of the Company’s outstanding voting securities; (ii) an acquisition of all or substantially all of the assets of the Company; (iii) when the individuals who, at the beginning of a two-year period, were members of the Company’s board of directors, cease for any reason to constitute at least a majority of the board of directors (unless the election, or nomination for election by the shareholders, of any new director was approved by a vote of at least 75% of the original board of directors); or (iv) a consummation by the Company of a merger, consolidation or share exchange, as a result of which the shareholders immediately before the event will not hold a majority of the voting power immediately after such event.
An officer who is a party to a Change of Control Agreement and whose employment is terminated by the Company for any reason other than “Cause,” or by the officer for “Good Reason” (as provided in the Change of Control Agreement), within 18 months after a Change of Control, will receive the following payments and benefits:
•Termination pay equal to the benefit multiple assigned to the officer times the sum of the officer’s annual base salary and his or her targeted cash incentive (the “Benefit Amount”) provided that any Benefit Amount may be reduced to $10 less than the amount which would subject the officer to excise tax with respect to such payment under Section 4999 of the Code or would make payment thereof non-deductible by the Company under Section 280G of the Code;

•Continuation of medical, prescription drug, dental, and vision benefits for number of months for which the Benefit Amount is payable for the officer, officer’s spouse and dependent children at the same premium rate as in effect prior to the officer’s termination date;
•Continuation of eligibility to participate in the Company’s life insurance program for a maximum of six months after the last day of the officer’s employment, if permitted by the life insurance provider; and
•Equity compensation in accordance with the applicable plans.
The benefit multiple and number of months of payment for executive officers are:

Position	Benefits Multiple	Number of Months
CEO	2x	24
CFO	1.5x	18
Other Executive Officers	1x	12
Payment of the full Benefit Amount is subject to the officer entering into a general release in favor of the Company. If the officer does not enter into a general release, the officer will only be entitled to one quarter of the Benefit Amount, payable over six months. The Benefit Amount will be paid for the specified number of months on regularly scheduled pay dates beginning within 60 days following the officer’s termination date. If the officer is subject to U.S. income tax, the Benefit Amount will be paid as follows: (i) on the first business day following the six-month anniversary of the officer’s last day of employment, the officer will receive a lump sum payment equal to six months of the Benefit Amount; and (ii) thereafter, the officer will receive any remaining Benefit Amount in accordance with such officer’s regularly scheduled pay dates for the officer’s specified number of months.
If the officer is terminated upon a Change of Control, the officer is only entitled to the Benefit Amount under the Change of Control Agreement and not under any other severance plan or similar program. In addition, under the Change of Control Agreement, the officers are subject to certain confidentiality provisions. Upon a change in control, outstanding awards under the 2021 Omnibus Incentive Plan are treated as follows:
Options and stock appreciation rights (unless otherwise provided in the award agreement) become exercisable (and restricted stock units and restricted stock become vested) if the successor or surviving entity does not assume the award or if the successor or surviving entity assumes the award and the participant is terminated by the successor or surviving entity without cause before the 24-month anniversary of the change in control.
With respect to performance share units granted prior to fiscal 2025, if the successor or surviving entity does not assume the award, the performance requirements of the award are waived and the participant becomes vested (and the award is paid at the target performance level based on the value of the shares of the Company on the change in control date) if the participant continues to be employed on the last day of the performance period. For performance share units granted after fiscal 2025, if the successor or surviving entity does not assume the award, the performance requirements shall be achieved at target as of the change in control (or actual performance for TSR-based metrics if the change in control happens after the first year of the applicable performance period), and such amounts shall be paid out immediately prior to closing. With respect to performance share units granted prior to fiscal 2025, if the successor or surviving entity assumes the award and the participant is terminated by the successor or surviving entity without cause before the 24-month anniversary of the change in control, the award is prorated based on the number of full months in performance period before termination of employment and the participant receives the prorated portion of the award based on the performance goals achieved at the end of the performance period. For performance share units granted after fiscal 2025, if the successor or surviving entity does assume the award and the participant is terminated by the successor or surviving entity without cause before the 24-month anniversary of the change in control, the performance requirements shall be achieved at target as of the date of termination (or actual performance for TSR-based metrics if the date of termination happens after the first year of the applicable performance period), and such amounts shall be paid out immediately upon such date of termination.

The term change in control is defined in the applicable plans and generally includes: (i) a sale of 50% or more of the voting securities of the Company; (ii) a sale of all or substantially all of the assets of the Company; (iii) a change in the Company’s slate of board of directors during any 24-month period such that board members at the beginning of the period cease for any reason to constitute a majority of the board (unless the election, or nomination for election by the shareholders, of at least 75% of the new directors is approved by a majority vote of the board at the beginning of the 24-month period); or (iv) a merger or consolidation (or acceptance by the shareholders of shares in a share exchange) in which the shareholders immediately before the merger or consolidation (or share exchange) do not own at least a majority of the combined voting power of the outstanding voting securities of the surviving or resulting corporation after the merger or consolidation (or of the acquiring entity in the share exchange).

SEVERANCE AND EQUITY COMPENSATION AFTER CHANGE IN CONTROL
The following table presents maximum payment amounts under the Change in Control Agreements, 2017 Equity Plan or 2021 Omnibus Incentive Plan, as applicable to each named executive officer had they been terminated on October 4, 2025 after a change in control, and the values of equity awards under the Company’s equity plans for named executive officers if a change in control occurred on October 4, 2025.

Name	Change of Control Agreement(1)	Time-based Restricted Share Awards(2)	Performance-based Restricted Share Awards(2)	Total
Fusen Chen	$3,960,000	$3,282,708	$9,027,084	$16,269,792
Lester Wong	$1,238,338	$651,975	$1,751,280	$3,641,593
Chan Pin Chong	$800,860	$213,533	$983,812	$1,998,205
Robert Chylak	$636,874	$554,272	$831,649	$2,022,795
Nelson Wong	$799,831	$618,291	$941,899	$2,360,021
(1)All of the named executive officers are covered under the form of Change of Control Agreement described above and are (or were) eligible for the following months of payment of the Benefit Amount described above. Dr. Chen: 24 months; Mr. Lester Wong: 18 months; and Mr. Chong, Mr. Chylak, and Mr. Nelson Wong: 12 months. In each case, amounts assume the executive is terminated within 18 months of a “change in control” as defined under the applicable agreement.
(2)For equity granted under 2021 Omnibus Equity Plan, if the surviving entity does not assume all of the outstanding awards, time-based share awards vest immediately upon a change in control and the performance requirements shall be achieved at target as of the change in control (or actual performance for TSR-based metrics if the change in control happens after the first year of the applicable performance period), and such amounts shall be paid out immediately prior to closing. If the awards are assumed and the executive is terminated involuntarily without “cause” within 24-months of the event, restricted time-based share awards become fully vested upon termination and performance-based share awards shall be achieved at target as of the date of termination (or actual performance for TSR-based metrics if the date of termination happens after the first year of the applicable performance period), and such amounts shall be paid out immediately upon such date of termination. The values above assume 100% target performance. The value of shares for purposes of vesting is based on the closing price of $40.34 on October 3, 2025.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are reporting the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer.
For fiscal year 2025, we used the same median employee identified in 2024 for purposes of calculating the CEO pay ratio. We believe this approach is reasonable because, after reviewing our employee population and compensation arrangements, we determined that there have been no changes that would significantly affect the pay ratio disclosure. Our analysis included consideration of workforce size, geographic distribution, and compensation structures, and confirmed that any changes during the year were immaterial to the calculation.
To determine our median employee for fiscal 2025, we identified our total employee population as of October 4, 2025, the last day of our fiscal 2025 year, which included all global full-time, part-time, and temporary employees that were employed on that date. As of October 4, 2025, we had approximately 2,571 full time employees and 65 temporary workers worldwide. We annualized the compensation for regular employees hired during the year. The Company used “target total cash” as the consistently applied compensation measure across our global employee population. We determined the employee’s annual total compensation using the Summary Compensation Table methodology and compared it to the total compensation of our CEO, as detailed in the Summary Compensation Table for fiscal 2025. Foreign exchange rate on October 3, 2025 was used to translate compensation to U.S. dollar equivalent.
The Company’s median employee earned $69,931. Based on the total fiscal 2025 compensation reported for Dr. Chen of $7,114,527 our ratio of CEO to median employee pay was 102 to 1.
The information disclosed in this section was developed and is provided to comply with the applicable SEC rules. The SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies, exclusions, estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the Company used the foregoing pay ratio measure in making compensation-related decisions.

PAY VERSUS PERFORMANCE
The following table shows the total compensation for our named executive officers ("NEOs") for the past five fiscal years as set forth in the Summary Compensation Table, the “compensation actually paid” to our principal executive officer ("PEO") (being Dr. Fusen Chen, Chief Executive Officer of the Company since 2016 and through the end of fiscal year 2025) and on an average basis, our other NEOs (in each case, as determined under the SEC rules), our TSR, our peer group TSR (S&P 600 Semiconductor Materials & Equipment Index), our net income, and Relative Total Shareholder Return (rTSR). This information is being provided for the purposes of compliance with the pay versus performance disclosure requirement, based on rules adopted by the SEC under the Dodd-Frank Act.

Fiscal Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income (Loss) ($M)	Relative TSR Percentile
(a)	(b)[1]	(c) [2]	(d)[3]	(e)[2]	(f)[4]	(g)[4]	(h)[5]	(i)[6]
2025	$7,114,527	$3,216,571	$1,489,532	$977,824	$199.35	$175.32	$0.21	39th Percentile
2024	$7,367,854	$4,832,203	$1,446,857	$1,109,559	$216.69	$196.47	$(69.01)	51st Percentile
2023	$6,877,217	$10,185,047	$1,317,779	$1,778,426	$231.47	$240.05	$57.15	65th Percentile
2022	$6,221,903	$(5,007,404)	$1,451,465	$168,428	$180.65	$145.24	$433.55	47th Percentile
2021	$6,351,696	$35,208,977	$1,447,828	$4,703,718	$271.25	$182.64	$367.16	95th Percentile
1 The dollar amounts reported in column (b) are the amounts of total compensation reported for PEO (Dr. Chen) for each corresponding year in the “Total” column of the Summary Compensation Table.
2 The dollar amounts reported in column (c) and (e) represent the amount of “compensation actually paid” (otherwise known as CAP), as computed in accordance with the applicable SEC rules. “Compensation actually paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. We do not have a defined benefit plan so no adjustment for pension benefits is included in the table below. Similarly, no adjustment is made for dividends as dividends are factored into the fair value of the award. The following table details these adjustments:

Fiscal Year		SCT	Grant Date Value of New Awards	Year End Value of New Awards	Change in Value of Outstanding and Unvested Awards Granted in Prior Fiscal Years	Change in Value of Vested Awards Granted in Prior Fiscal Years	Value of Vested Awards Granted and Vested in Current Fiscal Year	Value at Start of Fiscal Year of Awards That Failed to Meet Vesting Conditions	Value of Dividends Paid on Equity Awards not Reflected in Fair Value	Total Fair Value Adjustments	CAP
		(a)	(b)	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(c)	(d)
2025	PEO	$7,114,527	$5,738,659	$4,503,077	$(2,661,985)	$(389)	$—	$—	$—	$1,840,703	$3,216,571
	NEO	$1,489,532	$882,646	$701,073	$(332,089)	$1,954	$—	$—	$—	$370,938	$977,824
(a) The dollar amounts reported in the Summary Compensation Table for the applicable year.
(b) The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.

(i-vi) The recalculated value of equity awards for each applicable year includes the addition of the following:
(i) Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year;
(ii) Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years from the end of the prior Fiscal Year to the end of the current Fiscal Year, calculated in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on an estimate of the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year;
(iii) Change in Fair Value as of Vesting Date (compared to prior Fiscal Year End) of Option Awards and Stock Awards Granted in the Current Year and Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year;
(iv) Fair Value as of Vesting Date of awards that are both granted and vested during the Fiscal Year;
(v) Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year;
(vi) Fair Value of Dividends not already reflected in the Fair Value of the Equity Awards.
(c) “Total Fair Value Adjustments” is equal to the sum of items (i-vi) and represents the cumulative change in Fair Value across all outstanding, vested, and cancelled awards during the fiscal year.
(d) “Compensation Actually Paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules and is equal to (a) – (b) + (c)
3 The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows:

2025	Lester Alfred Wong, Chan Pin Chong, Nelson Wong, and Robert Chylak
2024	Lester Alfred Wong, Chan Pin Chong, Nelson Wong, and Robert Chylak
2023	Lester Alfred Wong, Chan Pin Chong, Nelson Wong, and Robert Chylak
2022	Lester Alfred Wong, Chan Pin Chong, Nelson Wong, and Robert Chylak
2021	Lester Alfred Wong, Chan Pin Chong, Nelson Wong, and Stephen Ray Drake
4 TSR determined in Column (f) is based on the value of an initial fixed investment of $100 in our Company's stock (NASDAQ: KLIC) as of October 2, 2020. TSR determined in Column (g) is based on the value of an initial fixed investment of $100 in the S&P 600 Semiconductor Materials & Equipment Index as of October 2, 2020.
5 The dollar amounts in Column (h) reflects our Company’s GAAP Net Income for each fiscal year (in millions).
6 We have selected Relative Total Shareholder Return (rTSR) as our Company Selected Measure, which is the most important financial measure that links company performance with Compensation Actually Paid. The calculations within this column represent the 1-year Relative TSR percentile of our Company as compared against the same peer group as defined in the most recent fiscal year relative TSR PSU agreement.
Relationship Between Compensation Actually Paid and Financial Performance Measures
The graphs below illustrate the relationship between compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR and peer group TSR, (ii) our net income, and (iii) our relative TSR percentile, in each case, for the fiscal years 2021 through 2025.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.
The following chart illustrates a comparison of our Company's cumulative TSR, the peer group TSR and CAP. CAP values are aligned with the stock price performance of our Company and reflect the Company's use of equity incentives that are directly related to stock price performance.

KLIC & Peer Group TSR vs. CAP
$40
$35
$30
$25
$20
$15
$10
$5
$0
-$5
-$10
Compensation Actually Paid ($M)
$300
$270
$240
$210
$180
$150
$120
$90
$60
$30
$0
Value of $100 Investment from 10/3/2020)
$35.21
$271.25
$182.64
$4.70
$180.65
$145.24
$0.17
($5.01)
$240.05
$231.47
$10.19
$1.78
$216.69
$196.47
$4.83
$1.11
$199.35
$175.32
$3.22
$0.98
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
KLIC TSR
S&P 600 Semiconductor Materials & Equipment Index TSR

The following chart illustrates a comparison of our Company's Net Income and CAP:

KLIC Net Income vs. CAP
Compensation Actually Paid ($M)
Net Income ($M)
$40
$35
$30
$25
$20
$15
$10
$5
$0
-$5
-$10
$500
$400
$300
$200
$100
$0
($100)
$35.21
$367
$4.70
$434
($5.01)
$0.17
$10.19
$57
$1.78
$4.83
$1.11
($69)
$3.22
$0.98
$0
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
Net Income ($M)

The following chart illustrates a comparison of our Company's relative TSR Percentile across each fiscal year relative to CAP:

KLIC Relative TSR vs. CAP
Compensation Actually Paid ($M)
$40
$35
$30
$25
$20
$15
$10
$5
$0
-$5
-$10
Relative TSR Percentile
100th percentile
90th percentile
80th percentile
70th percentile
60th percentile
50th percentile
40th percentile
30th percentile
20th percentile
10th percentile
0th percentile
95th percentile
47th percentile
65th percentile
51th percentile
39th percentile
$35.21
$4.70
($5.01)
$0.17
$10.19
$1.78
$4.83
$1.11
$3.22
$0.98
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
Relative TSR Percentile

Certain 2025 Financial Performance Measures
Our Company uses a mix of performance measures to determine both short-term and long-term compensation. In accordance with the pay versus performance rules adopted by the SEC under the Dodd-Frank Act, the performance measures identified as the most important in determining 2025 compensation decisions are listed below, each of which has been described in greater detail in the Compensation Discussion & Analysis section above.

Financial Performance Measure
Relative Total Shareholder Return
Operating Margin
Net Income

DIRECTOR COMPENSATION FOR FISCAL 2025
The following table presents all compensation paid to the Company’s directors in fiscal 2025. Dr. Chen was not paid any additional compensation for serving as a director.

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)(3)	Total
Peter T. Kong	$193,750	$179,900	$373,650
Denise Dignam	$87,500	$179,900	$267,400
Chin Hu Lim(3)	$40,000	$89,927	$129,927
Gregory F. Milzcik	$103,125	$179,900	$283,025
Jon A. Olson	$118,750	$179,900	$298,650
David Jeffrey Richardson	$109,375	$179,900	$289,275
Mui Sung Yeo	$121,875	$179,900	$301,775
(1)Mr. Kong, Ms. Dignam, Mr. Lim, Mr. Milzcik, Mr. Olson, Mr. Richardson, and Ms. Yeo, had no outstanding equity awards as of the end of the fiscal year.
(2)The amounts included in the “Stock Awards” column represent the full grant date fair value of compensation cost recognized by the Company related to stock awards for fiscal 2025.
(3)As mentioned in the Company's proxy statement dated January 23, 2025, Mr. Chin Hu Lim's term as a director of the Company expired at the 2025 Annual Meeting on March 5, 2025. Mr. Lim's compensation in the table above reflects the amounts paid to him from the commencement of fiscal 2025 through March 5, 2025.
We align director compensation to our Compensation Peer Group median. In fiscal 2025, the annual board retainer for directors was $65,000 and chairman of the board of directors receives an additional cash annual retainer of $70,000. The Chairs of the Audit Committee, Management Development and Compensation Committee, and Nominating and Governance Committee each received additional annual cash retainers of $25,000, $20,000 and $10,000, respectively. Other members of the Audit Committee, Management Development and Compensation Committee, and Nominating and Governance Committee received additional annual cash retainers of $12,500, $10,000, and $5,000 respectively. Board and committee members did not receive any fees for board or committee meetings held during fiscal 2025. The annual equity grants received by directors is $180,000 and are issued in four equal installments on the first business day of each fiscal quarter. There were no changes to compensation practices for non-employee directors from fiscal 2025, with the exception of a one-time restricted stock unit award of 1,339 shares that was granted to Mr. Peter T. Kong on December 1, 2025, in consideration of his additional board services in a non-executive capacity. The shares shall vest on the anniversary date of the grant.
To build alignment with executives, we use the same Compensation Peer Group as used for executive compensation benchmarking for director compensation, focusing on total compensation alignment with peer median levels. We review director compensation on an annual basis to ensure continued proper alignment with the market.
Each current non-employee director has met the fiscal 2025 stock ownership guideline. For fiscal 2025, the Company applied the following stock ownership guidelines to non-employee directors:
•Each non-employee director should beneficially own common shares of the Company with an aggregate market value of at least $195,000, to be attained within five years of election (the aggregate market value requirement will be equivalent to three times the annual cash board retainer);
•Prior to reaching the stock ownership requirement, each non-employee director will be required to retain at least 50% of his or her stock awards;
•Shares that count toward satisfaction of the stock ownership guideline include shares owned directly by the director, shares owned jointly by the director and his or her spouse, shares held by the director’s immediate family, and shares held in trust for the benefit of the director or a member of the director’s immediate family. Options or other rights to acquire stock do not count toward satisfaction of the guideline; and
•Exceptions may be made by the Nominating and Governance Committee of the board of directors in the cases of financial hardship. No exceptions were sought in fiscal 2025.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information concerning the Company’s equity compensation plans as of October 4, 2025:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	3,620,898	$ __ (2)	3,103,969
Equity compensation plans not approved by security holders	—	—	—
Total	3,620,898	—	3,103,969

(1)The following equity compensation plans have been approved by the Company’s shareholders: the 2001 Plan; the 2008 Equity Plan; the 2009 Equity Plan; the 2017 Equity Plan; and the 2021 Omnibus Incentive Plan. Except for the 2021 Omnibus Incentive Plan, there are no outstanding awards under any of the Company’s equity plans. All future awards will be granted under the 2021 Omnibus Incentive Plan.
(2)Excludes 3,620,898 shares subject to restricted stock units and performance stock units outstanding as of October 4, 2025, as such shares have no exercise price.

CORPORATE GOVERNANCE
Board Matters
The board of directors has determined that, during fiscal 2025, directors Peter T. Kong, Denise M. Dignam, Gregory F. Milzcik, Jon A. Olson, David Jeffrey Richardson, Mui Sung Yeo, and Chin Hu Lim (from the start of fiscal 2025 through the expiration of his term on March 5, 2025) were each “independent” as defined by applicable listing standards of the Marketplace Rules of the Nasdaq Global Market and SEC rules. In fiscal 2025, the board of directors met seven (7) times and met nine (9) times in executive session.
From time to time, the board of directors may also act by unanimous written consent. All directors are expected to attend the annual meeting of shareholders. All of the then-current directors attended the 2025 annual meeting of shareholders.
Board Leadership
The By-laws currently provide that the chairman of the board of directors may not be a current or former executive officer of the Company. Mr. Kong currently serves as chairman of the board of directors. The board of directors believes that this leadership structure enhances the independence of the board of directors, increases the effectiveness of the board of directors’ oversight of management, deters conflicts of interest and conflicts of function that may arise when the CEO is also the chairman, and permits our CEO to devote a greater amount of time and concentration to the management and development of the Company and our business.
Board’s Role in Risk Oversight
While management is responsible for risk management in daily operations, the board of directors is responsible for the overall risk oversight of the Company. The board of directors oversees risk management and endeavors to understand what risks the Company faces and what steps management takes regarding those risks, including cybersecurity risks. In carrying out its risk oversight responsibilities, the board of directors reviews the long- and short-term internal and external risks facing the Company through its participation in long-range strategic planning, and ongoing reports, including the enterprise risk assessments and report-outs, that address risks inherent in their respective areas of oversight.
The Company’s management periodically reports to the board of directors on the major risks facing the Company, including updates on the progress of the Company’s data loss protection and data encryption efforts and other security initiatives related to cybersecurity. Management maintains a strategic risk council, which is comprised of the CEO and his staff, and meets at least biannually to discuss significant enterprise risks, assess potential new or emerging risks, status of mitigation activities and action plans.
Enterprise risk assessments are conducted at least once every three years and at times more often, and will include the identification of key long and short term risks, assessment of potential impact and likelihood, and status of current controls and operational measures. Upon receipt of these results, management reports to the board and updates the board of directors on efforts to address identified risks. The board of directors discusses these risks with management and has the opportunity to ask questions, offer insights and challenge management to continually improve its risk assessment and management. Various committees of the board of directors also participate in the risk oversight process. In particular, the Audit Committee focuses on financial risk; the Nominating and Governance Committee focuses on board structure, and corporate governance risk; and the Management Development and Compensation Committee focuses on creating incentives that encourage a level of risk-taking consistent with the Company’s business strategy and overall tolerance for risk.
Our board of directors and management recognize that the full spectrum of environmental, social and governance (“ESG”) risks are evolving in their significance to the business, and accordingly, oversight of ESG risks is a continuing and evolving commitment. Our management and oversight of social and human capital risk is a priority. The board of directors (or through its committees) regularly reviews and discusses people-related risks, including colleague satisfaction and engagement, pay equity, employee physical and mental well-being, succession planning and other matters, ethics matters and whistleblower complaints.

Committees of the Board of Directors
The board of directors has a standing Audit Committee, Management Development and Compensation Committee, and Nominating and Governance Committee.

Committee Members in Fiscal 2025

Audit Committee	Management Development and Compensation Committee(1)	Nominating and Governance Committee(1)
Jon A. Olson (Chair)	Mui Sung Yeo (Chair)	Peter T. Kong (Chair)
Gregory F. Milzcik	Peter T. Kong	Denise M. Dignam
David Jeffrey Richardson	David Jeffrey Richardson	Gregory F. Milzcik
Mui Sung Yeo		Jon A. Olson

(1) Mr. Chin Hu Lim served on the Management Development and Compensation Committee and Nominating and Governance Committee from the start of fiscal 2025 through the expiration of his term on March 5, 2025. Our board of directors thanks Mr. Lim for his distinguished service as a director of the Company over the past 14 years.

Audit Committee
The Audit Committee met nine (9) times during fiscal 2025. The board of directors has determined that all directors that served on the Audit Committee during fiscal 2025 were independent (as defined by the Marketplace Rules of the Nasdaq Global Market and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, or the “Exchange Act”). In addition, the board of directors has determined that Jon A. Olson, Gregory F. Milzcik, David Jeffrey Richardson, and Mui Sung Yeo each qualifies as an “audit committee financial expert” as defined by the SEC. The Audit Committee, among other things, appoints the Company’s independent registered public accountants to serve for the following fiscal year, oversees their independence and meets with them to review the scope and results of their audit, considers comments made by the independent registered public accountants with respect to accounting procedures and internal controls and the consideration given thereto by the Company’s management, and reviews internal accounting procedures and controls with the Company’s financial management. The full responsibilities of the Audit Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.investor.kns.com/Corporate-Governance. While the officers of the Company are responsible for risk management in daily operations, the Audit Committee oversees audit and financial risk management. The Audit Committee discusses with management and the Company’s internal audit director on an ongoing basis the Company’s major risk exposures and the steps management has taken to identify, monitor, control and mitigate risks. The Audit Committee reviews on a bi-annual basis the Company’s progress towards mitigating the major risks identified in the most recent and updated enterprise risk assessment.
Management Development and Compensation Committee
The Management Development and Compensation Committee met six (6) times during fiscal 2025. The board of directors has determined that all directors that served on the Management Development and Compensation Committee during fiscal 2025 were independent (as defined in the Marketplace Rules of the Nasdaq Global Market). The principal duties of the Management Development and Compensation Committee are to establish the Company’s compensation policies, evaluate and approve compensation arrangements for the executive officers and senior managers of the Company (including establishing base salary, performance targets, eligibility, participation and award levels for incentive compensation plans), to administer the Company’s equity compensation plans and to oversee senior management succession and overall management development. The Management Development and Compensation Committee may form, and may delegate its authority to, subcommittees as it deems appropriate. The full responsibilities of the Management Development and Compensation Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.investor.kns.com/Corporate-Governance.
The Management Development and Compensation Committee reviews and oversees the evaluation process and compensation structure for each named executive officer (other than the CEO) and evaluate such compensation plans in light of established goals, objectives and intended purpose.

The Management Development and Compensation Committee has engaged FW Cook for compensation consulting services in fiscal 2025. The services provided by FW Cook are described in the section titled “Compensation Discussion & Analysis”.
The Management Development and Compensation Committee performed a compensation risk analysis, informed in part by the external review performed by FW Cook. In setting executive compensation, the Management Development and Compensation Committee analyzes, among other things, whether compensation is mitigating or exacerbating risks that could be reasonably likely to have a material adverse effect on the Company.
Nominating and Governance Committee
The Nominating and Governance Committee met five (5) times during fiscal 2025. The board of directors has determined that each director that served on the Nominating and Governance Committee during fiscal 2025 was independent (as defined by the Marketplace Rules of the Nasdaq Global Market). The Nominating and Governance Committee is responsible for recommending criteria for selecting new directors, identifying, screening and recruiting new directors, recommending nominees for director to the board of directors, and recommending to the board of directors the corporate governance policies for the Company. Nominations for election as directors are determined by the board of directors after recommendation by the Nominating and Governance Committee. The Nominating and Governance Committee considers candidates for board membership suggested by its members, other board members, management and shareholders. Candidates who have been suggested by shareholders are evaluated in the same manner as other candidates. In addition to suggesting a candidate to the Nominating and Governance Committee, a shareholder may formally nominate a candidate for director by following the procedures for submission of proposals set forth in the section of this proxy statement entitled “Shareholder Proposals". Board candidates are reviewed by the Nominating and Governance Committee, with the board of directors, based on the requisite skills, capabilities, availability to serve, characteristics, independence, other factors such as ESG expertise, as well as the composition of the board as a whole. The Nominating and Governance Committee has periodically retained an executive search firm to identify and evaluate potential candidates for the board of directors.
The full responsibilities of the Nominating and Governance Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.investor.kns.com/Corporate-Governance. The Corporate Governance Guidelines of the Company are also posted on the Company’s website at www.investor.kns.com/Corporate-Governance.
The Committee is also responsible for conducting a self-assessment of the board, overseeing committee self-assessments, reviewing the structure and organization of the board, making recommendations as to the function of board committees and nominating members of the board committees and their chairpersons.
Code of Conduct
The board of directors has adopted a Code of Business Conduct providing a general ethical and legal framework for business practices and conduct which all employees, officers, and directors must adhere to. All Company employees are expected to use their common sense, act prudently and with clarity of intention, seek to avoid even the appearance of improper behavior in their daily interactions with colleagues and customers, suppliers and other business associates. The discussion of the Code of Conduct is available on the Company’s website at www.investor.kns.com/Corporate-Governance. In addition, all employees are required to review and certify compliance with the Code of Conduct on an annual basis.
Code of Ethics
The board of directors has adopted a Code of Ethics applicable to the Company’s senior financial officers, including the Company’s CEO, CFO, Principal Accounting Officer or Controller, and persons performing similar functions. The Company’s Code of Ethics for Senior Officers is available on the Company’s website at www.investor.kns.com/Corporate-Governance. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or a waiver of, a provision of its code of ethics by posting such information on its website at www.investor.kns.com/Corporate-Governance.

Shareholder Communications with Directors
The board of directors has implemented a process whereby shareholders may send communications directly to the board of directors’ attention. Any shareholder desiring to communicate with the board of directors, or one or more specific members thereof, should communicate in writing addressed in care of the Corporate Secretary of the Company located at 23A Serangoon North Avenue 5, #01-01, Singapore 554369. The Corporate Secretary of the Company has been instructed by the board of directors to promptly forward all such communications for the board of directors' attention.
Management Development and Compensation Committee Interlocks and Insider Participation
No director who served on the Management Development and Compensation Committee during fiscal 2025 (Ms. Yeo, Mr. Kong, Mr. Lim, and Mr. Richardson) (i) was, during fiscal 2025, nor had previously been, an officer or employee of the Company or its subsidiaries; nor (ii) had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company, in each case that would require disclosure under applicable rules of the SEC. No interlocking relationship existed between any member of the Management Development and Compensation Committee or an executive officer of the Company, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand.
Certain Relationships and Related Transactions
Under its charter, the Audit Committee of the board of directors is responsible for reviewing any proposed related party transaction. The Audit Committee has adopted a policy generally prohibiting related party transactions. The types of transactions covered by the policy include payments for products or services to, or indebtedness to or from, related parties, as defined in Rule 404(a) of Regulation S-K under the Exchange Act. The Audit Committee has in the past approved transactions on a case-by-case basis, considering the specific facts and circumstances. No related party transactions described in Rule 404(a) were in place in fiscal 2025.
Security Ownership of Directors, Nominees and Executive Officers
The following table shows how many common shares of the Company were beneficially owned by the directors, nominees, named executive officers and all directors, nominees and executive officers as a group as of December 8, 2025. The named executive officers are the individuals listed in the Summary Compensation Table. To the knowledge of the Company, each of the persons listed below has sole voting and investment power with respect to their beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the shares identified in the table below, unless otherwise indicated. Each person below has an address of c/o 23A Serangoon North Avenue 5, #01-01, Singapore 554369.

Directors and Nominees	Amount (Number of Shares) of Beneficial Ownership(1)	Percent of Class
Denise M. Dignam	9,653	*
Peter T. Kong(2)	100,009	*
Gregory F. Milzcik	77,186	*
Jon A. Olson	19,803	*
David Jeffrey Richardson	27,058	*
Mui Sung Yeo	96,789	*

Named Executive Officers Other Than Directors
Fusen E. Chen	1,161,725	2.2%
Chan Pin Chong	52,195	*
Robert Chylak	30,085	*
Lester Wong(3)	110,743	*
Nelson Wong	156,369	*

All directors, nominees and current executive officers as a group (10 persons)	651,409	1.2%

*	Less than 1.0%.
(1)None of the listed shares are subject to outstanding options that are currently exercisable or exercisable within 60 days after December 8, 2025.
(2)This includes a one-off restricted stock unit award of 1,339 shares in connection with Mr. Kong's additional board services in a non-executive capacity. The shares were granted on December 1, 2025 and shall vest on the anniversary date of the grant.
(3)This includes a one-off restricted stock unit award of 10,338 shares in connection with Mr. Wong's appointment as Interim CEO. The shares were granted on December 1, 2025 and shall vest on the anniversary date of the grant.
Director Resignation Policy
The board of directors has adopted a Director Resignation Policy which requires, in an uncontested election, that a director who receives more votes withheld or against his or her election than votes for shall promptly tender his or her written resignation offer to the Nominating and Governance Committee of the board of directors following certification of the shareholder vote from the meeting at which the election occurred. The Nominating and Governance Committee will promptly consider the director’s offer of resignation and recommend to the board whether to accept or reject the resignation. The board will act on the Nominating and Governance Committee’s recommendation within 90 days following receipt of the recommendation. The board’s decision shall be publicly disclosed in a Form 8-K within four business days of the decision, along with the rationale supporting the decision, if resignation is not accepted. No director shall participate in the vote on his or her own resignation.
Security Ownership of Certain Beneficial Owners
To the knowledge of the Company, the only person or group of persons (within the meaning of Section 13(d) of the Exchange Act) that owned beneficially more than 5% of the outstanding common shares of the Company as of December 8, 2025 was as follows:

Name and Address of Beneficial Owner	Amount (Number of Shares) and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. (1) 50 Hudson Yards New York, NY 10001	8,216,352	15.7%
The Vanguard Group, Inc. (2) 100 Vanguard Blvd. Malvern, PA 19355	3,228,082	6.2%

(1)Based solely on the information provided pursuant to a statement on Schedule 13G/A filed with the SEC on March 31, 2025 (amounts may have changed since that date). The shareholder reported that it has sole voting power over 8,152,124 shares and sole dispositive power over 8,216,352 shares. The shareholder also reported that i iShares Core S&P Small-Cap ETF are the beneficial owners of 5% or greater of the outstanding common stock reported by the shareholder. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(2)Based solely on the information provided pursuant to a statement on Schedule 13G/A filed with the SEC on November 12, 2024 (amounts may have changed since that date). The shareholder reported that it has sole voting power over none of the shares, shared voting power over 100,897 shares, sole dispositive power over 3,065,341 shares and shared dispositive power over 162,741 shares. The Vanguard Group, Inc.’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities that are the subject of this schedule. No one other person’s interest in the securities that are the subject of this schedule is more than 5%. The address of the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE REPORT
The Management Development and Compensation Committee of Company’s board of directors has submitted the following report for inclusion in this Proxy Statement:
Our Committee has reviewed and discussed with management the Compensation Discussion & Analysis contained in this Proxy Statement. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion & Analysis, our Committee has recommended to the board of directors that the Compensation Discussion & Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended October 4, 2025 for filing with the SEC.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

MUI SUNG YEO, CHAIR
PETER T. KONG
DAVID JEFFREY RICHARDSON

The foregoing report of the Management Development and Compensation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filing) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

REPORT OF THE AUDIT COMMITTEE
The purpose of the Audit Committee is to monitor the integrity of the financial statements of the Company, review the Company’s internal accounting procedures and controls, oversee the independence, qualification and performance of the Company’s independent registered public accountants, and appoint the independent registered public accountants. The Audit Committee’s specific responsibilities are more fully described in its charter, which is accessible on the Company’s website. The board of directors has determined that each member of the Audit Committee is independent (as defined in the applicable rules of the Nasdaq Global Market and Rule 10A-3(b)(1) under the Exchange Act), has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years, and meets the requirements for financial literacy under the applicable rules of the Nasdaq Global Market. During fiscal 2025, the Audit Committee consisted of Jon A. Olson, Mui Sung Yeo, David Jeffrey Richardson, and Gregory F. Milzcik. The board of directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined under SEC rules.
The Company retained PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for fiscal 2025. During fiscal 2025, the Audit Committee met with the senior members of the Company’s management team and PwC. The Audit Committee also met separately with PwC and with the Company’s CFO, General Counsel, and Internal Audit Director. At these meetings, the Audit Committee discussed financial management, accounting, internal controls and legal and compliance matters.
The Audit Committee reviewed and discussed the audited financial statements included in the Company’s 2025 Annual Report on Form 10-K for the fiscal year ended October 4, 2025 with the Company’s management including, without limitation, a discussion of the quality and not just the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addressing the reasonableness of management’s accounting judgments, members of the Audit Committee asked for and received management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles, and have expressed to both management and PwC their general preference for conservative policies when a range of accounting options is available.
In its meeting with representatives of PwC, the Audit Committee asked for and received responses to questions that the Audit Committee believes are particularly relevant to its oversight. These questions included: (i) whether there were any significant accounting judgments made by management in preparing the financial statements; (ii) whether, based on the auditors’ experience and their knowledge of the Company, the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements; and (iii) whether, based on their experience and their knowledge of the Company, they believe the Company has implemented internal controls and internal audit procedures that are appropriate for the Company.
The Audit Committee discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee also received and reviewed the written disclosures and the letter from PwC required by applicable rules of the Public Company Accounting Oversight Board regarding PwC’s communications with the audit committee concerning independence, and has discussed with PwC their independence, and concluded that the non-audit services performed by PwC are compatible with maintaining their independence.
In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of: (i) the Company’s management, which has the primary responsibility for financial statements and reports and establishing and maintaining internal controls; and (ii) the independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles and perform an audit and express an opinion on the effectiveness of internal control over financial reporting.
Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 4, 2025, filed with the SEC on November 20, 2025.

AUDIT COMMITTEE
JON A. OLSON, CHAIR
MUI SUNG YEO
DAVID JEFFREY RICHARDSON
GREGORY F. MILZCIK
The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filing) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

AUDIT AND RELATED FEES
For the fiscal years ended October 4, 2025 and September 28, 2024, PwC billed the fees set forth below:

	2025	2024
Audit Fees	$2,224,319	$2,188,995
Tax Fees	1,000	1,000
All Other Fees	3,125	3,125
Audit Fees
The aggregate fees billed to the Company by PwC during fiscal 2025 for the performance of the integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, and assistance and review of documents filed with the SEC, including the issuance of consents, was $2,224,319. The aggregate fees billed to the Company by PwC for the performance of such matters for fiscal 2024 was $2,188,995.
Tax Fees
The aggregate tax fees billed to the Company by PwC during fiscal 2025 consist of fees for tax compliance and other tax services. The following details these fees for fiscal 2025 and fiscal 2024:

	2025	2024
Tax Compliance Services	$3,000	$1,000
Other Tax Services	$47,781	$—
Total Tax Fees	$50,781	$1,000
In engaging PwC on these matters, management and the Audit Committee considered PwC’s expertise in domestic and international corporate taxation as well as their institutional knowledge of our operations. As such, we determined that the engagement of PwC would ensure efficient and quality advice, pertinent to our business and consistent with our overall business strategy. The Audit Committee also discussed and determined that PwC’s performance of the tax services would not impair its independence.
All Other Fees
The aggregate fees of $3,125 and $3,125 billed to the Company by PwC during fiscal 2025 and 2024, respectively, were related to accounting research software.
The Audit Committee has determined that the services provided by PwC as set forth herein are compatible with maintaining their independence.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. The Company will not engage its independent registered public accounting firm to render audit or non-audit services unless: (i) the service and the related fee are specifically approved in advance by the Audit Committee; or (ii) the Audit Committee pre-approves specifically described types of services that are expected to be provided to the Company by its independent registered public accounting firm during the fiscal year. Any pre-approval of specified types of services is subject to a maximum dollar amount. No fees were paid to the Company’s independent registered public accounting firm in fiscal 2025 that were not pre-approved in accordance with the Audit Committee’s policies and procedures.

SHAREHOLDER PROPOSALS
Proposals, including any nominations for director, which shareholders desire to have included in the Company’s proxy statement for the annual meeting of shareholders in 2027, pursuant to Exchange Act Regulation 14a-8, must be submitted to the Secretary of the Company at 23A Serangoon North Avenue 5, #01-01, Singapore 554369 and received by the Company on or before September 24, 2026.
Our By-laws establish a deadline for submission of shareholder proposals for the annual meeting, including any nominations for director, that are not intended to be included in the Company’s proxy statement. For the annual meeting in 2027, these proposals and nominations must be received in writing on or after November 4, 2026, but no later than December 4, 2026, and must satisfy certain other requirements set forth in our By-laws. Any director candidate nominated by a shareholder for election at the 2027 annual meeting will not be eligible for election unless the shareholder proposing the nominee has provided timely notice of the nomination and complied with the other applicable requirements set forth in our By-laws.
In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must also comply with the additional requirements of Rule 14a-19 under the Exchange Act.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for fiscal 2025, all required reports were filed on a timely basis under Section 16(a).

OTHER MATTERS
The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by certain officers and employees of the Company personally or by written communication, telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for their reasonable out-of-pocket and clerical expenses.
Although the Company knows of no items of business which will be presented at the annual meeting other than those described herein, the proxies solicited by the board will confer discretionary authority to the proxy agents with respect to any other matters which may come before the meeting to the extent permitted by the applicable rules of the SEC. In this regard, the Company intends to avail itself, until further notice, of the provisions of Rule 14a-4(c)(1) which grants the proxy agents discretionary authority to vote on any shareholder proposals presented at the meeting of which the Company has not received notice. The Company received no notice of any shareholder proposal by such date (which was December 9, 2025).
As permitted by the Exchange Act, the Company may choose to deliver only one copy of the Notice to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of such documents at the below address and phone number. Shareholders residing at the same address who currently receive multiple copies of the Notice, may request delivery of only one copy of the Notice by directing a notice to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 or by calling the Investor Relations Department at (215) 784-6000. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should also be directed to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 or by calling (215) 784-6000.

The Company, upon request, will furnish to record and beneficial holders of its common shares, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules but without exhibits) for fiscal 2025. Copies of exhibits to the Annual Report on Form 10-K also will be furnished upon request for a payment of a fee of $.50 per page. All requests should be directed to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 or by calling (215) 784-6000.
Electronic copies of the Company’s fiscal 2025 Annual Report and proxy statement will be available on the Company’s website at: https://investor.kns.com/annual-reports.
The Company is not including the information contained on its website as a part of, or incorporating it by reference into, this proxy statement.

By Order of the Board of Directors

ZI YAO LIM
January 22, 2026	Vice President, Legal Affairs and General Counsel and Corporate Secretary

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 2, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 2, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

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KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KULICKE AND SOFFA INDUSTRIES, INC.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	☐	☐	☐	______________________

1. Election of Directors to serve until 2027 Annual Meeting.

Nominees:

01) Peter T. Kong
02) Jon A. Olson

The Board of Directors recommends a vote FOR proposals 2 and 3.	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending October 3, 2026.	☐	☐	☐
3. To approve, on a non-binding basis, the compensation of the Company's named executive officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The NOTICE OF MEETING OF SHAREHOLDERS AND PROXY STATEMENT, 2025 ANNUAL REPORT TO SHAREHOLDERS WITH FORM 10-K is/are available at www.proxyvote.com.

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KULICKE AND SOFFA INDUSTRIES, INC.
2026 Annual Meeting of Shareholders
March 4, 2026, 1:00 PM SGT
This proxy is solicited on behalf of the Board of Directors

The shareholders hereby appoint Lester A. Wong, as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Kulicke and Soffa Industries, Inc. that the shareholders are entitled to vote at the Annual Meeting of Shareholders to be held virtually at 1:00 p.m., Singapore Time, on March 4, 2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed by the Shareholders. If no such directions are made, this proxy will be voted "FOR" the election of the nominees listed on the reverse side in Proposal 1 for the Board of Directors; and "FOR" Proposals 2 and 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENSCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side

Your **Vote** Counts!

KULICKE AND SOFFA INDUSTRIES, INC.

2026 Annual Meeting
Vote by March 2, 2026
11:59 PM ET

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You invested in KULICKE AND SOFFA INDUSTRIES, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy materials for the shareholder meeting to be held on March 4, 2026.**

Get informed before you vote

View the Notice of Meeting of Shareholders and Proxy Statement, 2025 Annual Report to Shareholders with Form 10-K online OR you can receive a free paper or email copy of the material(s) by requesting prior to February 18, 2026. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

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Point your camera here and vote without entering a control number

*Please check the meeting materials for any special requirements for meeting attendance.

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. Election of Directors to serve until 2027 Annual Meeting. **Nominees:** 01) Peter T. Kong 02) Jon A. Olson	For
2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending October 3, 2026.	For
3. To approve, on a non-binding basis, the compensation of the Company's named executive officers.	For

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click "Delivery Settings".

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